Exhibit 10.1

RENTAL AGREEMENT

Dated as of November 1, 2023

by and between

JOINT DEVELOPMENT AUTHORITY OF JASPER COUNTY, MORGAN COUNTY, NEWTON COUNTY AND WALTON COUNTY

and

RIVIAN HORIZON, LLC

Certain interests of the Joint Development Authority of Jasper County, Morgan County, Newton County and Walton County (the “Issuer”) in this Rental Agreement and certain of the rents, revenues and receipts hereunder have been assigned to the owner of the Bonds (as defined herein) pursuant to a Bond Resolution adopted by the Issuer.

TABLE OF CONTENTS

(This Table of Contents is not a part of this Rental Agreement and is only for convenience of reference)

i

ii

EXHIBITS

EXHIBIT A	Description of the Land

EXHIBIT B	Description of the Project

EXHIBIT C	Form of Requisition and Advance Request

EXHIBIT D	PILOT Payments Schedule

iii

THIS RENTAL AGREEMENT (this “Agreement”) is dated as of November 1, 2023 between the JOINT DEVELOPMENT AUTHORITY OF JASPER COUNTY, MORGAN COUNTY, NEWTON COUNTY AND WALTON COUNTY, a public body corporate and politic existing under the laws of the State of Georgia (the “Issuer”), and RIVIAN HORIZON, LLC, a Delaware limited liability company duly organized and existing, and its successors and assigns (the “Company”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Company desire to provide the terms of the development and rental of the Project (as hereinafter defined) and to provide certain additional covenants and agreements;

NOW, THEREFORE, in consideration of the respective representations and agreements hereinafter contained, the Issuer and the Company agree as follows (provided, that in the performance of the agreements of the Issuer herein contained, any obligation it may thereby incur for the payment of money shall not be a general debt, liability or obligation of it or a debt, liability or obligation of the State of Georgia or any political subdivision thereof, or the Issuer, but shall be payable solely out of the revenues derived from the Issuer’s ownership and renting of the Project):

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions. In addition to the terms defined in the Bond Resolution, which shall have the same meanings when used in this Agreement, the following terms shall have the meanings set forth below.

“Act” means the Development Authorities Law, O.C.G.A. Tit. 36, Chapt. 62, as amended.

“Additional Rent” means the payments required to be made by the Company pursuant to Section 5.3(b) and 5.3(c) hereof.

“Advance” has the meaning set forth in the Bond Purchase Agreement.

“Affiliate” means any Person, firm or corporation that, directly or indirectly, controls, is controlled by or is under common control with the Company.

“Agreement” has the meaning set forth in the introductory paragraph.

“Basic Rent” means the payments required to be made by the Company pursuant to Section 5.3(a) hereof.

“Bond Resolution” means the Bond Resolution adopted by the Issuer on April 26, 2022, including any bond resolution supplemental thereto, pursuant to which (a) the Bonds are authorized to be issued, and (b) the Issuer’s interest in this Agreement (except Reserved Rights) and the additional Security identified in the Bond Resolution, are pledged as security for the payment of principal of and interest on the Bonds.

“Buildings” means the buildings, structures and improvements which are presently constructed on the Land and which pursuant to Section 4.2 or Section 6.1 hereof are to be constructed on the Land, owned by the State, leased to the Issuer under the State Lease and rented to the Company hereunder, as generally described on Exhibit B, less such property as may be released from this Agreement pursuant to Section 8.6 hereof or taken by the power of eminent domain as provided in Section 7.2 hereof, as the same may from time to time exist.

“Company” means Rivian Horizon, LLC, a Delaware limited liability company, and its successors and assigns.

“Completion Date” means the date certified as provided in Section 4.6 hereof.

“Cost(s) of the Project,” “Cost” or “Costs” means all costs that the Issuer or the Company may properly pay for the Project and which, under generally accepted accounting principles, are chargeable to the capital account of the Project or could be so charged either with a proper election to capitalize such costs or, but for a proper election, to expense such costs, including (without limitation) the following costs:

(a) Fees and expenses incurred in preparing plans and specifications for the Project (including preliminary study or planning or any aspect thereof); the costs of any labor, services, materials and supplies used or furnished in site improvement and construction; preparation for or installation of any Equipment; the costs of any Equipment for the Project; any acquisition necessary to provide utility services or other services, including costs to provide the Project with public transportation facilities, roadways, parking lots, water supply, sewage and waste disposal facilities; and the costs of all real and tangible personal property deemed necessary by the Company and acquired in connection with the Project;

(b) The fees for architectural, engineering, supervisory and consulting services;

(c) Any fees and expenses incurred in connection with perfecting and protecting title to the Project and any fees and expenses incurred in connection with preparing, recording or filing such documents, instruments or financing statements as either the Company or the Issuer may deem desirable to perfect or protect the rights of the Issuer under the Bond Documents;

(d) Legal, accounting or financing advisory fees and expenses, any fees and expenses of the Issuer or the Company, filing fees incurred in connection with the authorization, issuance, sale and purchase of the Bonds and the preparation of the Bond Documents and all other documents in connection with the authorization, issuance and sale of the Bonds; and

(e) Any other costs and expenses relating to the Project which could constitute costs or expenses for which the Issuer may expend proceeds of the Bonds (whether derived directly or indirectly from the issuance of the Bonds) under the Act.

“Environmental Laws” means all federal, state, and local laws, rules, regulations, ordinances, programs, permits, guidance, orders, and consent decrees relating to health, safety, and environmental matters, including, but not limited to, all current Environmental Laws as of the date hereof, or as those Environmental Laws may be amended, revised or superseded, of any governmental authority having jurisdiction over the Project addressing pollution or the protection of human health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar laws (including implementing regulations) of any governmental authority having jurisdiction over the Project or its acquisition by the Company.

“Equipment” means those items of machinery, equipment and other items of personal property, not part of the Buildings, acquired or permitted herein to be acquired and installed as part of the Project with proceeds from the sale of the Bonds (whether derived directly or indirectly from the issuance of the Bonds), constituting part of the Project generally described in Exhibit B attached hereto and made a part hereof by this reference, and more particularly described by the Requisitions submitted from time to time pursuant to Section 4.4 hereof, together with any item of machinery and equipment and related property acquired and installed in substitution therefor or in addition thereto pursuant to the provisions of Sections 6.2 and 7.1 hereof, less such property as may be released from this Agreement pursuant to Section 6.2 hereof, all as they may at any time exist, but not including the Company’s own machinery and equipment installed under the provisions of Section 6.1 hereof.

“Event of Default” means those events specified in and defined by Section 10.1 hereof.

“Governmental Authority” means the United States, any state of the United States and any county, city or political subdivision thereof and any board, bureau, council, commission, department, agency, court, legislative body or other instrumentality of the United States, any state of the United States or any county, city or political subdivision thereof.

“Grant Documents” has the meaning set forth in Section 4.4 hereof.

“Grant-Funded Assets” has the meaning set forth in Section 4.4 hereof.

“Initial Term” has the meaning set forth in Section 5.1 hereof.

“Land” means the real property described in Exhibit A attached hereto and made a part hereof by this reference, owned by the State, and leased to the Issuer under the State Lease, and rented to the Company hereunder, or such other real property in the jurisdiction of the Issuer as may be provided by amendment hereto, less such property as may be taken by the power of eminent domain as provided in Section 7.2 hereof, and less any such property released from this Agreement pursuant to Section 8.6 hereof.

“Net Proceeds,” when used with respect to any insurance (including title insurance) or condemnation award, means the gross proceeds from the insurance or condemnation award remaining after payment of all expenses incurred in the collection of such gross proceeds.

“Paying Agent” means any paying agent at the time serving as such under the Bond Resolution.

“Permitted Encumbrances” means those liens, encumbrances, restrictions on use, easements, rights of way and other matters affecting ownership or title (i) existing on the date of delivery hereof, (ii) described in any policy of title insurance that may be procured by the Company, (iii) unfiled and inchoate mechanics’ and materialmen’s liens for construction work in progress, (iv) architects’, contractors’, subcontractors’, mechanics’, materialmen’s, suppliers’, laborers’ and vendors’ liens or other similar liens not then payable, (v) utility, access and other easements, licenses, rights-of-way, restrictions, reservations and exceptions which, according to a certificate of an authorized representative of the Company (designated by the Company to the Issuer from time to time) delivered to the Issuer, are necessary for the construction of the Project and which will not materially interfere with or impair the operations, if any, being conducted at the Project, and (vi) caused to come into effect by the Company or consented to by the Company in writing from time to time, with the consent of the Issuer, which consent shall not be unreasonably withheld, conditioned or delayed.

“Permitted Investments” means any one or more of the following investments, if and to the extent the same are then legal investments under the applicable laws of the State for the moneys proposed to be invested therein:

(a) The bonds or obligations of any county, municipal corporation, school district or other political subdivision of the State, or any authority, or other public body corporate and politic created under the Constitution and laws of the State, or bonds or obligations of the State or of other counties, municipal corporations and political subdivisions of the State;

(b) The bonds or other obligations of the United States Government or of subsidiary corporations of the United States Government fully guaranteed by such government;

(c) Obligations of agencies of the United States Government issued by the Federal Land Bank, the Federal Home Loan Bank, the Federal Intermediate Credit Bank and the Central Bank for Cooperatives;

(d) The bonds or other obligations issued by any public housing agency or municipality in the United States, which such bonds or obligations are fully secured as to the payment of both principal and interest by a pledge of annual contributions under an annual contributions contract or contracts with the United States Government, or project notes issued by any public housing agency, urban renewal agency or municipality in the United States and fully secured as to payment of both principal and interest by a requisition, loan or payment agreement with the United States Government;

(e) Certificates of deposit of national or state banks located within the State which have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as depository or custodian for any such funds); provided, however, that the portion of such certificates of deposit in excess of the amount insured by the Federal Deposit Insurance Corporation, if any, shall be secured by deposit with the Federal Reserve Bank of Atlanta, Georgia, or with any national or state bank located within the State, of one or more of the following securities in an aggregate principal amount equal at least to the amount of such excess: direct or general obligations of the State, obligations of the United States Government or subsidiary corporations included in paragraph (b) above, obligations of the agencies of the United States Government included in paragraph (c) above, or bonds, obligations or project notes of public housing agencies, urban renewal agencies or municipalities included in paragraph (d) above;

(f) Securities of or other interests in any no-load, open-end management type investment company or investment trust registered under the Investment Company Act of 1940, as from time to time amended, or any common trust fund maintained by any bank or trust company which holds such proceeds as trustee or by an affiliate thereof so long as:

(1)

The portfolio of such investment company or investment trust or common trust fund is limited to the obligations referenced in paragraph (b) of this definition and repurchase agreements fully collateralized by any such obligations,

(2)	Such investment company or investment trust or common trust fund takes delivery of such collateral either directly or through an authorized custodian,

(3)	Such investment company or investment trust or common trust fund is managed so as to maintain its shares at a constant net asset value, and

(4)

Securities of or other interests in such investment company or investment trust or common trust fund are purchased and redeemed only through the use of national or state banks having corporate trust powers and located within the State.

(g) Interest-bearing time deposits, repurchase agreements, reverse repurchase agreements, rate guarantee agreements or other similar banking arrangements with a bank or trust company having capital and surplus aggregating at least $50,000,000 or with any government bond dealer reporting to, trading with, and recognized as a primary dealer by the Federal Reserve Bank of New York having capital aggregating at least $50,000,000 or with any corporation which is subject to registration with the Board of Governors of the Federal Reserve System pursuant to the requirements of the Bank Holding Company Act of 1956, provided that each such interest-bearing time deposit, repurchase agreement, reverse repurchase agreement, rate guarantee agreement or other similar banking arrangement shall permit the moneys so placed to be available for use at the time provided with respect to the investment or reinvestment of such moneys; and

(h) Such other obligations as may at any time be authorized by applicable law.

“Person” means a natural person, business organization, public body or legal entity.

“PILOT Payments” shall have the meaning set forth in Section 6.3 hereof.

“Project” means the Land, Buildings and Equipment generally described in Exhibit B attached hereto, and as the same may be more specifically described by the Requisitions made from time to time pursuant to the provisions of Section 4.4 of this Agreement.

“Requisition” means a requisition and request for an Advance of proceeds of the Bonds submitted pursuant to Section 4.4 hereof, in substantially the form attached on Exhibit C attached hereto.

“Revenue Sharing Agreement” means that certain Amended and Restated Intergovernmental Contract Re: Revenue Sharing Agreement for Stanton Springs and Stanton Springs North dated as of November 16, 2021 by and among the Issuer, Jasper County, Morgan County, Newton County, Walton County, the City of Social Circle, Jasper County School District, Morgan County School District, Newton County School District, Walton County School District, City of Social Circle School District, Jasper County Board of Tax Assessors, Morgan County Board of Tax Assessors, Newton County Board of Tax Assessors, Walton County Board of Tax Assessors, Jasper County Tax Commissioner, Morgan County Tax Commissioner, Newton County Tax Commissioner and Walton County Tax Commissioner, as the same may be amended from time to time.

“State” means the State of Georgia.

“State Lease” means that certain Intergovernmental Lease Agreement dated as of September 2, 2022, as amended, by and between the State and the Issuer.

“Supplemental Rent” means the payments required to be made by the Company pursuant to Section 5.3(d) hereof.

“Term” shall have the meaning set forth in Section 5.1(e) hereof.

Section 1.2. Rules of Construction.

(a) “Herein,” “hereby,” “hereunder,” “hereof,” “hereinbefore,” “hereinafter” and other equivalent words refer to this Agreement and not solely to the particular portion thereof in which any such word is used.

(b) Words importing the singular number shall include the plural number and vice versa, and any pronoun used herein shall be deemed to cover all genders.

(c) All references herein to particular Articles or Sections are references to Articles or Sections of this Agreement, unless otherwise indicated.

(d) All other terms used herein which are defined in the Bond Resolution shall have the same meanings assigned them in the Bond Resolution unless the context otherwise requires.

ARTICLE II

REPRESENTATIONS

Section 2.1. Representations of the Issuer. The Issuer makes the following representations as the basis for the undertakings on its part herein contained:

(a) The Issuer is a public body corporate and politic duly created and existing under the provisions of the Act.

(b) Under the provisions of the Act, the Issuer has the power to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder. By proper corporate action the Issuer has been duly authorized to execute and deliver the Issuer Documents. The Issuer has all rights pursuant to the State Lease necessary to grant to the Company the rights granted hereunder.

(c) The Issuer has found and does hereby declare that the issuance of the Bonds, the use of the proceeds from the sale of the Bonds (whether derived directly or indirectly from the issuance of the Bonds) to directly or indirectly finance, in whole or in part, Costs of acquiring, constructing, equipping and installing the Project to promote economic development and job creation and to facilitate a property tax incentive for the Company and the provision of the same to the Company by usufruct and/or bailment for hire and sale of the same to the Company are in furtherance of the public purposes for which the Issuer was created.

(d) To directly or indirectly finance, in whole or in part, the Costs of the Project, the Issuer proposes to issue the Bonds which will mature, bear interest and be subject to redemption as set forth in the Bond Resolution.

(e) The Bonds are to be issued under and secured by the Bond Resolution, pursuant to which the Issuer’s rights under this Agreement (except Reserved Rights), and the Security will be pledged as security for payment of the principal of and interest on the Bonds.

(f) All actions of the Issuer with respect to the issuance of the Bonds were taken at meetings held after due notice given in accordance with the Issuer’s procedures and the provisions of law, which were open to the public and at which a majority of the Issuer’s directors or members was present and acting throughout, and said actions appear of public record in the minute books of the Issuer.

Section 2.2. Representations of the Company. The Company makes the following representations as the basis for the undertakings on its part herein contained:

(a) The Company is a Delaware limited liability company duly organized and validly existing with authority to conduct business in the State, has power and authority to enter into and to perform the agreements and covenants on its part contained in the Bond Documents to which it is a party and has duly authorized the execution, delivery and performance of the Bond Documents to which it is a party by all necessary actions and proceedings.

(b) No further authorizations, consents or approvals of governmental bodies or agencies are, to the best of its knowledge, required in connection with the execution and delivery by the Company of this Agreement or in connection with the carrying out by the Company of its obligations under this Agreement, except for authorizations, consents or approvals that need not be obtained at this time.

(c) The Company has duly executed the Bond Documents to which it is a party, and the Bond Documents to which it is a party constitute the legal, valid, binding and enforceable obligations of the Company.

(d) The acquisition, construction, improvement and equipping of the Project, the execution, delivery and performance of the Company’s obligations under the Bond Documents to which it is a party and the carrying out of the transactions contemplated on its part by the Bond Documents do not violate the Company’s articles of organization or operating agreement, or the laws or Constitution of the State of Georgia or the State of Delaware, and do not constitute a breach of or a default under any existing court order, administrative regulation or other legal decree or any agreement, indenture, mortgage, lease, note or other instrument to which the Company is a party or by which it or its property is bound and which would have a material adverse impact on the Company’s ability to perform its obligations hereunder.

(e) Except as disclosed to the Issuer in writing, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, pending or, to the knowledge of the Company, threatened in writing against or affecting the Company, (i) attempting to limit, enjoin or otherwise restrict or prevent the Company from acquiring, constructing and improving the Project or operating the Project, (ii) contesting or questioning the existence of the Company or the titles of the present officers of the Company to their offices, or (iii) wherein an unfavorable decision, ruling or finding would (A) adversely affect the enforceability of the Bond Documents to which it is a party, or (B) materially adversely affect the financial condition or results of operations of the Company or the transactions contemplated by the Bond Documents.

(f) The Company is not in violation of its articles of formation or operating agreement or the laws or the Constitution of the State of Georgia or the State of Delaware and is not in default under any existing court order, administrative regulation or other legal decree, or any agreement, indenture, mortgage, lease, note or other instrument to which it is a party or by which it or its property is bound and which would have a material adverse impact on the Company’s ability to perform its obligations hereunder.

(g) The issuance of the Bonds as contemplated by this Agreement, among other incentives, has induced the Company to construct, acquire and operate the Project within the territory of the Issuer.

(h) The Company or one or more Affiliates will operate the Project as vehicle manufacturing and research, development, testing, sales and/or service facilities, including potential battery manufacturing facilities, and related facilities, which facilities constitute a “project” within the meaning of the Act, until the Bonds have been paid in full.

ARTICLE III

RENTAL OF THE PROJECT

Section 3.1. Rental of the Project. On the date hereof, the Land is owned by the State and is leased to the Issuer pursuant to the State Lease. Title to all Buildings and improvements existing on the date hereof or hereafter constructed on the Land, as more particularly described in Section 4.2 and Section 6.1, below shall be in the State, shall be leased to the Issuer under the State Lease, and shall be made available to the Company pursuant to the terms of this Agreement. Title to all Equipment existing on the date hereof or to be installed or utilized on the Land, as more particularly described in Section 4.2 and Section 6.1 below, shall be in the Issuer and shall be made available to the Company pursuant to the terms of this Agreement. In consideration of the representations and undertakings of the Company in this Agreement, the Issuer hereby rents the Project to the Company, and the Company hereby rents the Project from the Issuer at the rentals set forth in Section 5.3 hereof, for the Term hereof, and in accordance with the provisions of this Agreement. This Agreement does not grant and shall not be construed as a grant of title or a leasehold estate to the Project to the Company. The Issuer is not granting to the Company hereunder all of the Issuer’s estate in the Land and Buildings leased to it under the State Lease. It is the intention of the parties that the interest of the Company hereunder shall be a usufruct under O.C.G.A. § 44-7-1(a) as to any real property included in the Project, and as a bailment for hire under O.C.G.A. § 44-6-101, as to the personal property of the Project, and not an estate for years. The parties hereto further agree such usufruct and bailment status is evidenced by the fact that various provisions of this Agreement restrict and limit the Company’s rights in the Project to such an extent that the Company does not have the right to use the Project in as absolute a manner as it would have if it were the owner of the Project or a lessee with an estate for years (subject only to rules prohibiting waste), to-wit:

(i) Limitation on Nature of Company’s Use. This Agreement provides that the Project may be used only for the limited purpose of developing and operating vehicle manufacturing and research, development, testing, sales and/or service facilities, including potential battery manufacturing facilities, and related facilities, and imposes other restrictions on the Company’s use of the Project; thus, the Company does not have the right to use the Project in as absolute a manner as it would have if it were the owner of an estate for years.

(ii) Interest Not Freely Assignable. This Agreement contains certain restrictions on the right of the Company to assign its rights hereunder.

(iii) Issuer’s Right to Enforce Compliance with Applicable Laws. In order that the Issuer may control the use of the Project in order to assure that such use is at all times lawful, the parties have provided in this Agreement that the Company’s use and occupancy of the Project and its activities thereat shall be conducted at all times in accordance with all applicable laws, ordinances, rules and regulations and that the Issuer, as lessor, has the right to enforce such covenants.

(iv) Issuer’s Rights of Inspection. In order that the Issuer may monitor compliance by the Company, as tenant, with the restrictions and covenants contained in this Agreement, this Agreement provides that the Issuer shall be entitled to inspect the Project, subject to the conditions provided herein.

(v) Repair and Maintenance Covenants. Under current law, if this Agreement were to create an “estate for years,” (rather than a usufruct as intended by the parties) the Company would have, as tenant, under law, the duty to maintain the Project, normal wear and tear excepted, and it would not be necessary to so provide in this Agreement; in this Agreement, the parties hereto, by operation of express covenant and not by operation of law, have provided for the Company, as tenant, to repair and maintain the Project.

(vi) Insurance Covenants. Under current law, the granting of a usufruct and bailment for hire does not automatically impose upon the tenant any obligation to insure the property that is the subject of such grant; however, in this Agreement, the parties, by operation of express covenant and not by operation of law, have provided that the Company shall be responsible for insuring the Project.

(vii) Taxes and Governmental Charges. Under current law, the granting of a usufruct or a bailment for hire does not impose upon the tenant any obligation to pay taxes, or other governmental charges against the Project that is the subject of such lease; however, in the event that any ad valorem taxes or government charges are lawfully levied on the Project (contrary to the parties’ intent), then in this Agreement, the parties, by operation of express covenant and not by operation of law, have provided that the Company shall be responsible for any such actual ad valorem taxes and any governmental charges lawfully levied on the Project. In addition, the parties, by operation of express covenant and not by operation of law, have provided that the Company shall be responsible for making PILOT Payments as described herein. In the event that ad valorem taxes are levied, then the Company will receive a credit against its obligation to make PILOT Payments to the extent of such ad valorem taxes paid.

Section 3.2. Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE EDA, COMPANY ACKNOWLEDGES THAT THE PROJECT SITE WILL BE PROVIDED TO IT “AS-IS” AND WITH ALL FAULTS. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE EDA, THE ISSUER HAS NO OBLIGATION TO MAKE REPAIRS, MODIFICATIONS, REPLACEMENTS OR IMPROVEMENTS TO THE PROJECT SITE, INCLUDING WITHOUT LIMITATION THE UPKEEP, DEMOLITION, REMOVAL, MODIFICATION, OR RELOCATION OF ANY STRUCTURES OR PERSONAL PROPERTY ON THE PROJECT SITE. COMPANY ACKNOWLEDGES AND AGREES THAT EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THE EDA, THE PUBLIC PARTIES DO

NOT MAKE AND SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PROJECT SITE. EXCEPT AS EXPRESSLY SET FORTH IN THE EDA, THE ISSUER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE CONDITION OF THE PROJECT OR THAT IT WILL BE SUITABLE FOR THE COMPANY’S PURPOSES OR NEEDS. THE PROJECT SITE SHALL BE PROVIDED TO THE COMPANY IN ALL CASES SUBJECT TO PERMITTED ENCUMBRANCES.

Section 3.3. Quiet Enjoyment. The Issuer warrants and covenants that it will defend the Company in the quiet enjoyment and peaceable possession of the Project, free from all claims of all Persons claiming by or through the Issuer, except for Permitted Encumbrances, throughout the Term of this Agreement.

ARTICLE IV

COMMENCEMENT AND COMPLETION OF THE PROJECT;

ISSUANCE OF THE BONDS

Section 4.1. Agreement to Issue the Bonds. The Issuer has contracted for the sale of the Bonds in order to provide funds, directly or indirectly, for payment of the costs, in whole or in part, of the acquisition, construction and installation of the Project to promote economic development and job creation and to facilitate a property tax incentive for the Company. The Issuer agrees to issue the Bonds for that purpose.

Section 4.2. Agreement to Develop the Project. Upon the issuance of the Bonds, the State owns the Land and leases the Land to the Issuer under the State Lease. The Company agrees to acquire, construct, improve and install the Project, and to provide the Project to the State and to Issuer, as more fully described in this Section below. The Company agrees to expend on the Project an amount at least equal to the greater of $5,000,000,000 or the amount of the Bonds issued for the development of the Project. The parties hereto acknowledge and agree that, except as specifically provided herein, that (i) title to all components of the Project consisting of the Buildings and any other improvements to the Land, including fixtures, shall vest in the State, as the owner of the Land, as the same are acquired, constructed or improved, and such Buildings, together with the Land, shall be leased by the State to the Issuer under the State Lease and shall be made available for use by the Company hereunder, and (ii) title to all components of the Project consisting of the Equipment and any other personal property, shall vest in the Issuer as the same are acquired or installed, and such Equipment shall be made available for use by the Company hereunder. The Issuer’s only obligation with respect to payment of Costs of the Project shall be to make available to the Company the proceeds of the Bonds (whether derived directly or indirectly from the issuance of the Bonds) as provided in Section 4.4 hereof. The Issuer shall not be responsible in any other manner to pay Costs of the Project. The Company shall employ, contract with or otherwise engage suppliers, contractors and subcontractors in its own name for the Project and shall pursue any remedies against such suppliers, contractors and subcontractors and any sureties of such suppliers, contractors and subcontractors in its own name, on its own behalf and at its own expense. The Company acknowledges that the Issuer has not participated in or approved the selection of such suppliers, contractors and subcontractors. It is the intent of the parties hereto that no agency or employment relationship is created hereunder, and the Issuer expressly disclaims all liabilities associated with any contract or subcontract entered into by the Company including, without limitation, any related to the acquisition, construction, improvement, installation and equipping of the Project. The Company may make changes in the Project, so long as such changes do not cause the Project to cease to be vehicle manufacturing and research, development, testing, sales and/or service facilities, including potential battery manufacturing facilities and related facilities, or to violate in any material respects any applicable provisions of law. The Company shall indemnify the Authority for all claims, liabilities and losses related to the foregoing pursuant to Section 8.2 of this Agreement.

Section 4.3. Liens. Except for Permitted Encumbrances, the Company will not create or permit the creation of, or suffer to exist, any lien, encumbrance or charge upon the Project, except as consented to in writing by the Issuer, which consent shall not be unreasonably withheld, conditioned or delayed. Except for Permitted Encumbrances, the Company shall remove, within thirty (30) days from notice of the filing of any mechanic’s or materialman’s lien on the Project, such mechanic’s or materialman’s lien by payment of the debt or the posting of a bond in accordance with Georgia law.

Section 4.4. Disbursements of Bond Proceeds. Upon the incurrence of Costs of the Project and receipt by the Company of invoices or other proofs of amounts then owing for Costs of the Project, the Company may either: (a) submit such invoices or other documentation of acquisition and a Requisition to the Issuer, the Custodian and the Holder of the applicable Bond, together with instructions to pay the amounts indicated directly to the Persons to whom such Costs of the Project are owing, or (b) pay such Costs of the Project from its own funds and submit such documentation and a Requisition to the Issuer, the Custodian and the Holder of the Bond together with instructions to reimburse the amounts indicated to the Company. Upon the submission of such a Requisition, substantially in the form of Exhibit C attached hereto, signed by a Company Representative, to the Holder of the Bond, the Custodian and the Issuer and the making of the corresponding Advance by the Holder, such Costs of the Project shall be paid from the Project Fund to or at the order of the Company. Notwithstanding the foregoing, the Holder of the Bond, the Custodian, the Issuer and the Company may enter into an agreement for making Advances of the principal amount of the Bond and for payment or reimbursement of Costs of the Project in a manner other than as provided herein, as permitted by Section 4.02 of the Bond Resolution. The Bond Purchase Agreement contains such an agreement.

If any State grant money is received which is used by the Company to construct or install Buildings or to acquire Equipment to be owned by the Issuer and rented to the Company hereunder, said Buildings or Equipment (the “Grant-Funded Assets”) shall be included as part of the Project and shall be subject to this Agreement. During the term of the related State grant, the Issuer shall retain a security interest in any such Grant-Funded Assets, and the Company hereby authorizes the Issuer to prepare and file a UCC financing statement reflecting such interest. The State documents governing such grant are sometimes referred to herein as the “Grant Documents.”

Section 4.5. Restrictions on Use of Project. For the entire Term of this Agreement, the Project may be used only for the limited purposes of developing and operating vehicle manufacturing and research, development, testing, sales and/or service facilities, including potential battery manufacturing facilities, and related facilities, or for other limited purposes permitted by the Act and approved by the Issuer in writing. The Company shall not permit the

Project, or any part thereof, to be used in any fashion that would violate in any material respect any applicable law. The Issuer’s right to enforce this covenant shall be among the Reserved Rights. In addition, the Company and its permitted assigns and sublessees, including any Affiliate, will use and operate the Project in all material respects in accordance with all applicable laws, ordinances, rules and regulations, and the Issuer shall have the right to enforce such covenant.

Section 4.6. Establishment of Completion Date; Moneys Remaining. The completion of the Project shall be evidenced to the Issuer by a certificate signed by the Company Representative stating that the acquisition, construction, improvement and installation of the Project have been completed to the satisfaction of the Company. Any moneys remaining in the Project Fund on the Completion Date, as soon as practicable after the Completion Date, and no later than ninety (90) days thereafter, at the direction of the Company, shall be applied to partially redeem the Bonds, as provided in the Bond Resolution.

Notwithstanding the foregoing, the Company Representative’s certificate may state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being.

Section 4.7. Issuer Not Liable in Event Bond Proceeds Insufficient. In the event the Proceeds of the Bonds should not be sufficient to pay the Costs of the Project in full, the Issuer shall not be liable or responsible for the insufficiency. The Issuer does not make any warranty, either express or implied, that the moneys which will be paid into the Project Fund and which, under the provisions of this Agreement, will be available for payment of the Costs of the Project, will be sufficient to pay all the Costs that will be incurred in that connection.

Section 4.8. Company and Issuer Representatives and Successors. At or prior to the initial sale of the Bonds, the Company and the Issuer shall appoint a Company Representative and an Issuer Representative, respectively, for the purpose of taking all actions and delivering all certificates required to be taken and delivered by the Company Representative and the Issuer Representative under the provisions of this Agreement. The Company and the Issuer, respectively, may also appoint alternate Company Representatives and alternate Issuer Representatives to take any such action or make any such certificate if the same is not taken or made by the Company Representative or the Issuer Representative. In the event any of such Persons, or any successor appointed pursuant to the provisions of this Section, should resign or become unavailable or unable to take any action or deliver any certificate provided for in this Agreement, another Company Representative or alternate Company Representative, or another Issuer Representative or alternate Issuer Representative, shall thereupon be appointed by the Company or the Issuer, respectively.

Whenever the provisions of this Agreement require the Company’s approval or require the Issuer to take some action at the request of the Company, the Company Representative shall make, in writing, such approval or such request unless otherwise specified in this Agreement. The Company shall have no complaint against the Issuer as a result of any action so taken at the written direction of the Company Representative.

Section 4.9. Investment of Moneys in Funds. The Company Representative may direct the investment of any moneys held in funds under the Bond Resolution to the extent permitted by Section 4.03 of the Bond Resolution and by law in Permitted Investments. Any interest accruing on or profit realized from the investment of any moneys held as part of a fund shall be credited to such fund, and any loss resulting from such investment shall be charged to such fund. The Issuer shall not be liable for any loss resulting from any such investments.

ARTICLE V

RENTAL AND POSSESSION

Section 5.1. Effective Date of this Agreement; Duration of Term. This Agreement shall be effective when delivered on the date of issuance of the Bonds. The initial term hereof (the “Initial Term”) shall expire at 11:59 p.m. Georgia time on December 1, 2027.

(a) Provided that this Agreement is in full force and effect and the Company is not in default under the terms hereof beyond any applicable notice and cure period provided for herein, the Term shall be automatically extended for an additional period expiring at 11:59 p.m. Georgia time on December 1, 2032, unless the Company gives the Issuer and the Holder of the Bonds written notice at least sixty (60) days prior to the expiration of the Initial Term of the Company’s desire that the Term not be extended.

(b) Provided that this Agreement is in full force and effect and the Company is not in default under the terms hereof beyond any applicable notice and cure period provided for herein, the Term shall be automatically extended for an additional period expiring at 11:59 p.m. Georgia time on December 1, 2037, unless the Company gives the Issuer and the Holder of the Bonds written notice at least sixty (60) days prior to the expiration of the Term of the Company’s desire that the Term not be extended.

(c) Provided that this Agreement is in full force and effect and the Company is not in default under the terms hereof beyond any applicable notice and cure period provided for herein, the Term shall be automatically extended for an additional period expiring at 11:59 p.m. Georgia time on December 1, 2042, unless the Company gives the Issuer and the Holder of the Bonds written notice at least sixty (60) days prior to the expiration of the Term of the Company’s desire that the Term not be extended.

(d) Provided that this Agreement is in full force and effect and the Company is not in default under the terms hereof beyond any applicable notice and cure period provided for herein, the Term shall be automatically extended for an additional period expiring at 11:59 p.m. Georgia time on December 1, 2047, unless the Company gives the Issuer and the Holder of the Bonds written notice at least sixty (60) days prior to the expiration of the Term of the Company’s desire that the Term not be extended.

(e) “Renewal Term” shall refer to an extended term of this Agreement for the period described in subsections (b) through (e) above. The “Term” of this Agreement shall be the Initial Term; if extended for a Renewal Term, the “Term” shall then be the Initial Term and each Renewal Term for which this Agreement is, in fact, extended.

(f) Each extension option shall be deemed to be exercised automatically unless the Company, at least sixty (60) days prior to the expiration of the then-current Initial Term or Renewal Term, as applicable, delivers a notice declaring its intention not to renew the Term to the Issuer and the Holder of the Bonds.

(g) Notwithstanding any expiration or termination of this Agreement, those covenants and obligations that by the provisions hereof are stated to survive the expiration or termination of this Agreement shall survive the expiration or earlier termination of this Agreement.

Section 5.2. Delivery and Acceptance of Possession. The Issuer grants to the Company sole and exclusive possession, occupancy and use of each component of the Project, as completed, and the Company accepts such rights of possession, occupancy and use.

Section 5.3. Payment of Rents.

(a) On or before each date provided in the Bond Resolution for the payment of principal or interest on the Bonds, until the principal of, and interest on the Bonds shall have been paid in full, the Company shall pay or cause to be paid to or as directed by the Issuer, as Basic Rent for the Project, a sum equal to the amount payable on such date as principal of and interest on the Bonds, as provided in the Bond Resolution. In any event, each payment of Basic Rent under this Section shall be sufficient to pay the total amount of principal and interest on the Bonds payable on the payment date. Anything herein to the contrary notwithstanding, any amount at any time held in the Bond Fund shall be credited against the obligation to make payments of Basic Rent and shall reduce the Basic Rent payment to be then made by the Company. After payment in full of the Bonds, annual rental hereunder shall be $1.00. The Company shall have the right to prepay Basic Rent at any time and to cause a corresponding full or partial redemption of the Bonds as described in Section 2.09 of the Bond Resolution. Notwithstanding the foregoing, the Holder of the Bonds and the Issuer may provide for a home office payment agreement, or another document with home office payment provisions, for the payment of Basic Rent and debt service on the Bonds in a manner other than the manner set forth herein, in accordance with Section 4.03 of the Bond Resolution.

(b) Notwithstanding anything herein to the contrary, should the Company not renew the Term of this Agreement for any Renewal Term as permitted by Section 5.1 hereof, the Company shall, on the date the Term will expire, pay or cause to be paid to or as directed by the Issuer, as Additional Rent in arrears, the sum equal to any remaining outstanding principal balance of the Bonds plus any accrued and unpaid interest on the Bonds in accordance with Section 4(b) of the Bond Purchase Agreement. Upon payment of such amounts, this Agreement will terminate.

(c) Except for costs and expenses for which the Issuer or the State is expressly responsible for under the EDA, the Company agrees that it shall pay directly to the Issuer, as Additional Rent, an amount sufficient to reimburse the Issuer for all reasonable expenses and advances reasonably incurred by the Issuer hereunder in connection with the Project subsequent to the execution of this Agreement, including, but not limited to, the reasonable fees and expenses of counsel for the Issuer, provided that the same are incurred as a result of the failure of the Company to comply with the terms of this Agreement, subject to the notice obligations and cure periods set forth in Article X of this Agreement, or are subject to payment or indemnification by the Company hereunder. All payments of Additional Rent described in this paragraph shall be billed to the Company by the Issuer from time to time, together with a statement certifying that the amount for which reimbursement is sought for one or more of the above-described expenditures has been incurred or paid by the Issuer. Amounts so billed shall be paid by the Company within thirty (60) days after receipt of the bill, which shall contain reasonable detail, by the Company; the right of the Issuer to payments under this Section 5.3 is one of the Reserved Rights. In the event the Company shall fail to make any of the payments required in this Section 5.3, the unpaid amount shall continue as an obligation of the Company until fully paid, and shall accrue interest from such thirtieth day at the rate of 6.00% per annum.

(d) The Company agrees that it will pay to the Issuer as Supplemental Rent, all Recoupment Payments or Special Recoupment Payments (as such terms are defined in the EDA) owed by the Company to the Issuer pursuant to the terms of the EDA. Such payments of Supplemental Rent shall be paid at the times required by the EDA, shall be paid without duplication of the Company’s obligations under the EDA, and shall be paid to the Issuer or to the State, in whole or in part, as set forth in the EDA or as directed in writing by the Issuer.

Section 5.4. Place of Payments. Except as otherwise provided by Section 4.01 of the Bond Resolution, the Basic Rent provided for under Section 5.3(a) hereof shall be paid directly to the Paying Agent at the office designated by the Paying Agent for the account of the Issuer for so long as the Bonds remains outstanding.

Section 5.5. Obligations of Company Unconditional. The obligations of the Company to make the payments required under Section 5.3 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall not be subject to diminution by set-off, counterclaim, abatement or otherwise, and during the Term the Company (a) will not suspend or discontinue, or permit the suspension or discontinuance of, any payments provided for in Section 5.3 hereof, (b) will perform and observe all of its other agreements contained in the Bond Documents to which it is a party and, (c) except as expressly permitted by the terms of the Bond Documents, will not terminate this Agreement for any cause including, without limiting the generality of the foregoing, failure to acquire or complete the Project, any acts or circumstances that may constitute failure of consideration, sale, loss, diminution, destruction or condemnation of or damage to the Project, commercial frustration of purpose, any change in the tax or other laws or administrative rulings of or administrative actions by the United States of America or the State or any political subdivision of either, or any failure of the Issuer to perform and observe any agreement, whether expressed or implied, or any duty, liability or obligation arising out of or connected with this Agreement. Nothing contained in this Section shall be construed to release the Issuer from performance of any of the agreements on its part herein contained, and in the event the Issuer shall fail to perform any such agreement on its part, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance, provided that no such action shall (i) violate the agreements on the part of the Company contained in the first sentence of this Section or (ii) diminish the amounts required to be paid by the Company pursuant to Section 5.3 hereof; provided, however, the Issuer shall have no liability to pay any pecuniary amounts other than from the Security. The Company may, however, at its own cost and expense and in its own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third Persons that the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy and use hereunder, and in such event the Issuer hereby agrees to cooperate fully with the Company and to take all lawful action which is required to effect the substitution of the Company for the Issuer in any such action or proceeding if the Company shall so request.

ARTICLE VI

IMPROVEMENTS AND MODIFICATIONS; TAXES AND INSURANCE

Section 6.1. Improvements and Modifications of Project by Company. The Company may from time to time, at its own expense, make additions, modifications or improvements to the Project, including without limiting the generality of the foregoing the installation of machinery, Equipment and related property or the construction of additional Buildings and structures on the Land, desirable for its business purposes, provided that any such additions, modifications or improvements do not materially change the use of the Project from its intended use as vehicle manufacturing and research, development, testing, sales and/or service facilities, including potential battery manufacturing facilities, and related facilities. Title to the Land shall be in the State, and the Land shall be leased to the Issuer under the State Lease and rented to the Company hereunder. Title to all additions, modifications or improvements to the Land constituting Buildings which are a part of the Project and are paid for with proceeds of the Bonds shall be in the State, shall be leased to the Issuer under the State Lease, and shall be subject to this Agreement. Title to all additions, modifications or improvements constituting Equipment which are a part of the Project and are paid for with proceeds of the Bonds shall be in the Issuer and shall be subject to this Agreement. The Company may, at the Company’s own cost and expense, and with the consent of the Issuer, demolish and replace all or any portion of the Buildings with new buildings and improvements, which consent shall not be unreasonably withheld, conditioned or delayed, so long as the same constitute vehicle manufacturing and research, development, testing, sales and/or service facilities, including potential battery manufacturing facilities, and related facilities and a “project” within the meaning of the Act. No such demolition or replacement will result in a diminution, increase or abatement of the rentals hereunder. Any change in use of the Project from vehicle manufacturing and research, development, testing, sales and/or service facilities, including potential battery manufacturing facilities, and related facilities shall require the written consent of the Issuer and consultation with bond counsel. All such replacement Buildings and structures shall be the property of the State, shall be leased to the Issuer under the State Lease, and shall be subject to this Agreement. The Company will provide notice to the Issuer of any additional modifications or improvements to the Project and of demolition and replacement of Buildings if estimated at the time of construction to have an aggregate cost in excess of $15,000,000. Such notice may be made via email to the Issuer’s Chairperson and attorney. The Company will file a copy of the plans and specifications for any such additions, modifications or improvements to the Project or the Land with the Issuer. The Company shall not do, or permit any other Person under its control to do, any work in or about the Project or related to any repair, rebuilding, restoration, replacement, alteration of, or addition to the Project, or any part thereof, unless the Company or such other Person shall have first procured and paid for all requisite and applicable municipal and other governmental permits and authorizations. All such work shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, governmental regulations, and requirements.

Section 6.2. Removal of Equipment. The Issuer shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary Equipment. In any instance where the Company determines that any items of Equipment are not necessary at the facility or facilities that are the subject of this Agreement, the Company may remove such items of Equipment and transfer, sell, trade-in, exchange or otherwise dispose of them (as a whole or in part), and thereupon such removed Equipment shall no longer be subject to this Agreement and shall not be considered part of the Project. If requested by the Company, the Issuer shall deliver a quitclaim bill of sale for such removed Equipment to the Company. The removal from the Project of any portion of the Equipment pursuant to the provisions of this Section shall not entitle the Company to any abatement or diminution of the amounts payable under Section 5.3 hereof. Notwithstanding the foregoing, the Company shall not remove, sell, replace, dispose or otherwise transfer any Grant-Funded Assets prior to the closeout of the related State grant without the prior written consent of the Issuer.

The Company from time to time shall cause to be redeemed an amount of the Bonds corresponding to the book value of Equipment removed and not replaced (rounded to the nearest $5,000) pursuant to the provisions of this Section 6.2, but the Company shall not be required to do so for so long as the aggregate book value with respect to which corresponding redemptions have not been made does not exceed $15,000,000.

The Company will promptly report from time to time such removal, substitution, sale and other disposition; provided that no such report need be made until the amount on account of all such sales, trade-ins or other dispositions not previously reported aggregates at least $15,000,000. Such report may be made via email to the Issuer’s Chairperson and attorney. The Company will not remove or permit the removal of any item of Equipment except in accordance with the provisions of this Section.

Section 6.3. Taxes, Other Governmental Charges and Utility Charges. The Company shall, throughout the Term of this Agreement, pay or cause to be paid as the same become due and payable, (a) any taxes and governmental charges of any kind whatsoever lawfully and properly due upon or with respect to the Project or the interest of the Company under this Agreement, (b) all taxes and governmental charges of any kind whatsoever upon or with respect to the Project or any improvements thereon or machinery, Equipment or other personal property installed or brought by the Company or any subtenant of the Company therein or thereon, (c) all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project and (d) all assessments and charges lawfully and properly made by any governmental body for public improvements that may be secured by a lien or charge on the Project; provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as they become due and payable; provided further that the Company may, in its own name and/or in the name and on behalf of the Issuer, contest any of the items in (a) through (d) in good faith through appropriate proceedings. The provisions set forth above shall, as to ad valorem taxes, not be deemed to be an admission by the Issuer or the Company that any ad valorem taxes assessed against the Project are properly payable with respect to the Project, it being the understanding of the parties that, under the Act, the Issuer’s interest in the Project is exempt from ad valorem taxes and that, in accordance with the PILOT Agreement, the interest in the Project created hereby in the Company, under current Georgia law, is a mere usufruct and/or bailment for hire, which is not a taxable interest for purposes of ad valorem taxation. The Issuer hereby appoints the Company as its attorney-in-fact for the purposes of contesting the proposed imposition of any ad valorem taxes with respect to the Project (including, without limitation, any proceedings regarding the valuation of property for tax purposes) or to otherwise act for and on behalf of the Issuer in connection with any ad valorem tax proceedings, and the Issuer will cooperate with the Company in connection with any such proceedings. The Company shall, in consideration of this Agreement and other benefits, make payments in lieu of taxes (the “PILOT Payments”) in accordance with the terms provided in Exhibit D hereto and in the EDA; provided, however, in the event that ad valorem taxes are levied on the Project, then the Company will receive a credit against its obligation to make PILOT Payments to the extent of such ad valorem taxes paid. Notwithstanding anything herein to the contrary, the Issuer cannot and does not warrant, guaranty or promise any particular ad valorem tax treatment resulting from this Agreement. Provided, however, that the Issuer will not take any action or sell, assign, transfer or convey the Project during the Term of this Agreement in a manner which might reasonably be construed as tending to cause or induce the levy or assessment of ad valorem taxes on the Project. The Company shall provide, upon request, evidence of payment of any taxes, PILOT Payments and other charges which are or may become a lien or encumbrance on the Project. The right to receive and to enforce collection of the PILOT Payments is one of the Issuer’s Reserved Rights.

Section 6.4. Insurance Required. The Company will, during the Term of this Agreement and at all times while any Bond is outstanding, continuously maintain or cause to be maintained such policies of insurance for casualty and extended loss for the full insurable value of the Project and in any event as may be required by applicable laws, statutes, regulations, rules or orders. The Issuer shall be named as additional insured on all such policies. In addition, the Company shall comply or cause compliance with applicable workers’ compensation laws of the State. The Company shall carry general liability insurance in minimum amounts of $1,000,000 per occurrence, and $3,000,000 in the aggregate, and with umbrella coverage of not less than $10,000,000. The Issuer shall be named as an “additional insured” on each such policy by endorsement. The Issuer shall be furnished with appropriate certificates of insurance indicating all required endorsements upon the date of issuance of the Bonds and upon written notice from the Issuer not less frequently than annually thereafter. The Company will not terminate the insurance without thirty (30) days’ prior notice to the Issuer. If the Company shall fail to carry any such insurance, the Issuer shall be authorized, but shall not be required, after thirty (30) days written notice to the Company, to advance such funds to correct the deficiency, which advance the Company shall be obligated to repay on demand with interest to accrue at the rate of 10% per annum.

The Issuer and the Holder shall each, respectively, be entitled to enforce the provisions of this Section insofar as their rights are concerned and the Issuer’s right to enforce this Section shall be one of the Reserved Rights.

Section 6.5. Conduct of Business. The Company warrants that throughout the Term it shall, at its own expense, maintain the Project in all material respects in compliance with all applicable life and safety codes and all legally enforceable health, environmental, and safety ordinances and laws, including all applicable Environmental Laws, and all other applicable laws, ordinances, rules, and regulations of the United States of America, the State, and any political subdivision or agency thereof having jurisdiction over the Project and which relate to the operations of the Project, any violation of which would have a material adverse effect on the Company’s ability to fully perform its obligations under this Agreement. The Company’s use of the Project shall, in all material respects, conform to all laws and regulations of any governmental authority possessing jurisdiction thereof, and the Company shall, in its use or operation of the Project, not discriminate or permit discrimination on the basis of race, sex, age, disability, religion, color or national origin in any manner prohibited by local state or federal laws, rules, orders or regulations. The Company shall do all things necessary to obtain, maintain, modify, supplement and renew, from time to time, as necessary, all public filings, permits, licenses, franchises, and other governmental approvals necessary for its activities relating to the Project, the lack of which would have a material adverse effect upon the Company’s ability to meet its obligations under this Agreement. The Company further agrees (i) that it shall not: (A) use the Project for any illegal purpose, nor for any purpose inimical to the health, safety and welfare of the public, (B) fail to reasonably maintain the Facility Site (reasonable wear and tear excepted), or (c) violate any condition or provision of any permit issued by the U.S. Army Corps of Engineers (“USACE”) pursuant to Section 404 of the Clean Water Act (33 U.S.C. 1344) or Section 10 of the Rivers and Harbors Act of 1899 (33 U.S.C. 401) and (ii) to comply with all of its obligations related to zoning and environmental protections as set forth in Section 2.5(b) of the EDA.

The Company may, at its own expense and in its own name and on behalf of or in the name of the Issuer and in good faith, contest any allegation that it has not complied with the laws described in this Section 6.5 and, in the event of any such contest, the provisions of this Section 6.5 shall not apply to any such alleged violations of law during the period of such contest and any appeal therefrom. The Issuer shall, at the expense of the Company (except with respect to expenses the Company is not responsible for as specifically set forth in the EDA), cooperate fully with the Company in any such contest.

The Issuer and the Holder shall each be entitled to enforce the provisions of this Section, and the Issuer’s right to enforce this Section shall be one of the Reserved Rights.

Section 6.6. Right of Inspection. The Issuer, the Holder and their respective duly authorized representatives and agents, shall have the right, upon at least forty-eight (48) hours prior notice to the Company, to enter the Project at all reasonable times during the Term, if accompanied by a Company representative, for the purpose of (i) examining and inspecting the Project and (ii) performing such work relating to the Project as has been made necessary by reason of an Event of Default, (iii) confirming compliance by the Company with its obligations under the EDA, including verification of employment and investment data, and (iv) any other purpose reasonably related to the compliance of the Company with its obligations hereunder or under the Bond Documents. Any such representatives and agents shall comply with the Company’s safety and other facility access policies and procedures. In the case of the Issuer, the authorized representatives and agents permitted to conduct inspections under this Section shall consist of the Chairman or other currently appointed officer of the Issuer, legal counsel to the Issuer, and any other Person or individual reasonably approved by the Company; provided that each such representative and agent and other Person shall sign a confidentiality agreement in favor of the Company at the request of the Company in form and substance reasonably satisfactory to the Company.

Section 6.7. Repair and Maintenance. The Company agrees, at its own expense, to keep the Project in a safe condition and to repair and maintain the Project in accordance with standard practice in its industry, normal wear and tear excepted. The Issuer shall not be under any obligation to renew, repair or maintain any portion of the Project or to remove and replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portion thereof.

ARTICLE VII

DAMAGE AND DESTRUCTION; CONDEMNATION

Section 7.1. Damage and Destruction. If the Project is destroyed or is damaged by fire or other casualty, in whole or in excess of 50% of the full replacement cost thereof, the Company shall notify the Issuer in writing as to the nature and extent of such damage or loss and whether it is practicable and desirable to rebuild, repair or restore such damage or loss.

If the Company elects, the Company shall apply so much of its own funds as may be necessary, and so much as may be necessary of the Net Proceeds of insurance, to the payment of the costs of such rebuilding, repairing and restoring. The rebuilt, repaired or restored assets constituting Buildings shall constitute part of the Project owned by the State leased to the Issuer under the State Lease, and shall be subject to this Agreement. The rebuilt, repaired or restored assets constituting Equipment shall constitute part of the Project owned by the Issuer, and shall be subject to this Agreement. Any balance of such Net Proceeds remaining after payment of all the costs of such rebuilding, repairing and restoring shall be and remain the Company’s own funds.

The Company may elect to cause all of the Net Proceeds of insurance received by reason of any damage or destruction of the Project (or as much thereof as may be required to redeem the Bonds in whole) to be deposited into the Bond Fund and applied to the redemption of the Bonds, and if the Bonds are redeemed in whole, any excess Net Proceeds shall be retained by the Company.

The Company shall not, by reason of its inability to use all or any part of the Project during any period in which the Project is damaged or destroyed, or is being repaired, rebuilt or restored, nor by reason of the payment of the costs of such rebuilding, repairing or restoring, be entitled to any reimbursement from the Issuer, or the Holder or owner of the Bonds or any abatement or diminution of the rents or other amounts payable under Section 5.3 hereof.

Section 7.2. Condemnation. In the event that title to, or the temporary use of, all or any significant part of the Project shall be taken under the exercise of the power of eminent domain by any Governmental Authority, or Person, firm or corporation acting under Governmental Authority, the Company shall be obligated to continue to make all of the payments specified in Section 5.3 hereof. Unless substitute improvements are to be acquired in accordance with the terms hereof, any Net Proceeds received from any award or awards in respect of the Project or any part thereof made in such condemnation or eminent domain proceedings (or as much thereof as may be required to redeem the Bonds in whole) shall be paid to the Issuer, but only to the extent the property taken by condemnation or eminent domain is a portion of the Land which has not been materially improved by the Company, and remaining Net Proceeds shall be applied to the redemption of the Bonds, or if the Bonds are redeemed in whole, any excess Net Proceeds shall be retained by the Company. In the event that title to any additional property for the Project is acquired by the State through purchase, condemnation or eminent domain, title to such property will remain in the State and will be leased to the Issuer and rented to the Company under this Agreement.

Following the entry of a final order in any eminent domain proceedings granting condemnation of the Project, the Company shall notify the Issuer in writing as to the nature and extent of such condemnation and whether it is practicable and desirable to acquire or construct substitute improvements. If the Company shall determine that such substitution is practicable and desirable, then with the approval of the Issuer, which shall not be unreasonably withheld, delayed or conditioned, the Company may proceed with and complete the acquisition or construction of such substitute improvements and the Company may apply its funds, including so much as may be necessary of the Net Proceeds received by the Company pursuant to this Section, to the payment of the costs of the acquisition or construction of such substitute improvements. If such Net Proceeds are not sufficient to pay in full the costs of such acquisition and construction, the Company shall pay the portion of the costs thereof in excess of the amount of such Net Proceeds. The substitute improvements shall constitute part of the Project owned by the Issuer and subject to this Agreement. Any balance remaining after payment of all of the costs of such acquisition and construction shall be the Company’s own funds.

The Company shall not, by reason of its inability to use all or any part of the Project during any such period of restoration or acquisition, or by reason of the payment of such costs, be entitled to any reimbursement from the Issuer, or the Holder or owner of the Bonds or any abatement or diminution of the amounts payable under Section 5.3 hereof.

ARTICLE VIII

SPECIAL COVENANTS

Section 8.1. Company to Maintain its Existence; Conditions Under Which Exceptions Permitted.

(a) Subject to the provisions of paragraph (b) below, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a legal entity.

(b) The Company covenants that, unless the consent is obtained of the Issuer and the Holder of the Bonds, it will not merge or consolidate with any other entity, unless (i) either the Company shall be the continuing entity, or the successor or surviving entity which acquires all or substantially all the assets of the Company shall assume in writing all obligations of the Company hereunder, and (ii) no Event of Default or event that with the giving of notice, the lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing immediately before or immediately after such merger, consolidation, sale, lease or conveyance.

Section 8.2. Release and Indemnification of the Issuer.

(a) Except as specifically set forth in the EDA, the Company shall, and agrees to, indemnify and save the Issuer and its officials, directors, officers, members, counsel, agents and employees, as well as the State of Georgia, its departments, agencies and instrumentalities and all of their respective officers, members, employees and directors (collectively, the “Indemnified Persons”) harmless against and from all claims by or on behalf of any Person arising from the conduct or management of or from any work or thing done at the Project and against and from all claims arising from or relating to (i) any condition of the installation of or the operation of the Project, (ii) any act or negligence of the Company or of any of its agents, contractors, servants, employees or licensees, (iii) any act or negligence of any assignee or subtenant of the Company or of any agents, contractors, servants, employees or licensees of any assignee or subtenant of the Company, (iv) any violation or alleged violation of any federal or state law or local law, rule or regulation, or (v) any legal proceeding relating to the non-taxability or taxability of this Agreement or the Project or the interest of the Issuer in the Project. However, with respect to matters referred to in the preceding clauses (i), (ii), (iii) or (iv), this indemnity shall not apply, as to any Indemnified Person, to any acts of gross negligence or willful misconduct or intentional misconduct of any Indemnified Person. The Company shall indemnify and save the Issuer (and the other Persons and entities referred to above, as appropriate) harmless from and against all costs and expenses incurred in or in connection with any such claim or in connection with any action or proceeding brought thereon, including attorneys’ fees; and, upon notice from the Issuer, the Company shall defend it (and the other Persons and entities referred to above, as appropriate) in any such action or proceeding. The indemnities set forth above specifically extend to, but are in no way limited to, governmental or other claims relating to any actual or alleged violation of any Environmental Laws, regardless of whether or not any such violation relates to any period prior to the acquisition of the Project by the Issuer or its acquisition theretofore by the Company.

(b) Notwithstanding the fact that it is the intention of the parties that the Indemnified Persons referred to in (a), above, shall not incur pecuniary liability by reason of the terms of this Agreement or the other documents relating to the Bonds, or the undertakings required of the Issuer hereunder or by reason of (i) the issuance of the Bonds, (ii) the execution of this Agreement or the adoption of the Bond Resolution, (iii) the performance of any act required by this Agreement or other documents relating to the Bonds, (iv) the performance of any act requested by the Company, or (v) any other costs, fees or expenses incurred by the Issuer with respect to the Project or the financing thereof, including all claims, liabilities or losses arising in connection with the violation of any statutes or regulations pertaining to the foregoing; nevertheless, if any such Indemnified Person should incur any such pecuniary liability, then, except as specifically set forth in the EDA, in such event the Company shall indemnify and hold harmless such Indemnified Person against all claims by or on behalf of any Person arising out of the same and all costs and expenses incurred in connection with any such claim or in connection with any action or proceeding brought thereon, including reasonable attorneys’ fees, and, upon written notice from the Issuer, the Company shall defend the Issuer in any such action or proceeding; provided that if a court of competent jurisdiction determines that any of the provisions of this Section violate O.C.G.A. § 13-8-2 and are applicable to this Agreement, the indemnity contained in this Section shall not extend to any indemnification which is prohibited by O.C.G.A. § 13-8-2.

(c) The Indemnified Party shall give written notice of any claim of which it has actual notice and for which the Company shall be held responsible under this Section, and shall afford the Company any opportunity the Indemnified Person has to contest the same; provided that any settlement prepared by the Company must be approved by the Indemnified Person which consent shall not unreasonably be withheld, conditioned or delayed. The indemnities set forth above shall not apply, as to any Indemnified Person, for any claim or liability for which the Company was not given any opportunity to contest or for any settlement of any such action effected without the Company’s written consent.

(d) The indemnity of the Indemnified Persons contained in this Section shall survive the termination of this Agreement. The State of Georgia shall be a third-party beneficiary of this Section 8.2.

(e) The Issuer shall be entitled to enforce its right to indemnification under this Section, and the Issuer’s right to indemnification hereunder shall be one of the Reserved Rights not transferred to the bondholder. The State of Georgia shall also be entitled to enforce its rights under this Section 8.2 as a third-party beneficiary hereof.

(f) If the Company is required to make a payment to the State or the Issuer under this Section 8.2, then at the written request of the State or the Issuer, as applicable, such payment shall be made to a payee requested by the State or the Issuer, as applicable, including, without limitation, the State Tort Claims Trust Fund, the State Authority Liability Trust Fund, the State Employee Broad Form Liability Fund, the State Insurance and Hazard Reserve Fund, and other self-insured funds established and maintained by the State of Georgia Department of Administrative Services Risk Management Division, instead of paying the State or the Issuer directly.

Section 8.3. Company’s Performance Under the Bond Resolution. The Company agrees, for the benefit of the Holder from time to time of the Bonds, to do and perform all acts and things contemplated in the Bond Resolution to be done or performed by it.

Section 8.4. Further Assurances and Corrective Instruments. The Issuer and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Project and for carrying out the intention of or facilitating the performance of this Agreement. So long as the Company is not in default beyond any applicable notice and cure period hereunder or under the EDA, the Issuer agrees that it will not consent to any transfer, hypothecation, mortgage, or other encumbrance by the State pursuant to Section 12 of the State Lease, without the prior written consent of the Company.

Section 8.5. Indemnity Against Expenses. Except for such expenses the Issuer is expressly responsible for in the EDA, the Company agrees to pay any reasonable expenses of the Issuer not specifically mentioned herein, and to indemnify the Issuer against the same, which are actually incurred by the Issuer in connection with the Bond Documents or in the administration or modification or enforcement thereof, including without limitation the reasonable fees and expenses of legal counsel.

Section 8.6. Partial Release of Land. Section 3.6(i) of the EDA grants to the Company the right to purchase portions, but not all, of the Land on which Buildings are not located, on the terms set forth therein.

Section 8.7. Addition of Land. The Issuer agrees that it will amend this Agreement at the written request of the Company to include hereunder additional parcels of land, in accordance with the terms and conditions set forth in Section 3.6(j) of the EDA.

ARTICLE IX

ASSIGNMENT, SUBLETTING, PLEDGING AND SELLING; REDEMPTION

Section 9.1. Assignment of Agreement by the Company.

(a) The Company may not assign or convey any or all of its rights, interests, duties and/or obligations in this Agreement without the prior written consent of the Issuer, except to an Affiliate, in which case the Company may assign or convey any of all of its rights, interests, duties, and/or obligations in this Agreement without the consent of the Issuer.

(b) Any assignment authorized by this Section 9.1 shall be subject to each of the following conditions:

(1)

Any permitted assignee shall agree to fully and unconditionally assume all obligations of the Company under this Agreement, including, without limitation, all indemnity provisions contained in this Agreement; and

(2)

Any purported assignment in violation of this Section 9.1 shall be void as the interest of the Company, being a usufruct and bailment for hire, is not assignable except as herein provided. In the case of an assignment that is permitted hereby or that is consented to as herein described, the assignee may not further assign this Agreement except in accordance with this Section 9.1.

(c) Notwithstanding any event permitted by this Section 9.1, the Project must continue for the Term of this Agreement to be operated as vehicle manufacturing and research, development, testing, sales and/or service facilities, including potential battery manufacturing facilities, and related facilities, and as a “project” within the meaning of the Act.

(d) The Bonds may be assigned to any permitted assignee of this Agreement.

Section 9.2. Subletting. The Project may not be sublet or subjected to a similar arrangement, as a whole or in part, except to an Affiliate, without the prior written consent of the Issuer. In the case of proposed subleases to suppliers of the Company, the consent of the Issuer will not be unreasonably withheld. Notwithstanding any such arrangement to which the Issuer consents, the Project must continue for the Term of this Agreement to be operated as vehicle manufacturing and research, development, testing, sales and/or service facilities, including potential battery manufacturing facilities, and related facilities, and as a “project” within the meaning of the Act. Proceeds of the Bonds may not be used to pay costs of acquiring, constructing or equipping property of any permitted sublessee, or to pay costs of acquiring, constructing or equipping property of the Company for the purpose of subleasing to a permitted sublessee.

Section 9.3. Assignments of this Agreement or Sale of Project by the Issuer; Consolidation or Merger of Issuer. It is understood and agreed that payments of Basic Rent required under Section 5.3(a) hereof by the Company are pledged and assigned by the Issuer pursuant to the Bond Resolution as security for payment of the principal of and interest on the Bonds. The Company assents to such assignment and hereby agrees that its obligation to make such payments shall be absolute and shall not be subject to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by the Issuer of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer.

Except for the assignment of the Security pursuant to the Bond Resolution, the Issuer agrees that it will not attempt to further assign, transfer or convey its interest in this Agreement or create any pledge or lien of any form or nature with respect to the payments under this Agreement. The Issuer agrees further that, except as expressly provided elsewhere in this Agreement or the Bond Resolution or except with the prior written consent of the Company, it shall not (a) sell, assign, pledge, mortgage, encumber, transfer or convey the Project during the Term, or (b) create or suffer to be created any debt, lien or charge on the rents, revenues or receipts arising out of or in connection with its ownership thereof. Nothing contained in this Section shall prevent the consolidation of the Issuer into any public body whose property and income are not subject to taxation and which has authority to exercise the powers granted herein and in the Act; provided, that upon any such consolidation, merger or transfer, the due and punctual payment of the principal of and interest on each of the Bonds according to its tenor, and the due and punctual performance and observance of all the agreements and conditions of this Agreement to be kept and performed by the Issuer, shall be expressly assumed in writing by the public body resulting from such consolidation or surviving such merger.

Section 9.4. Redemption of Bonds at Request of Company. If the Company has the right under this Agreement to cause the redemption of the Bonds, the Issuer, at the request and sole expense of the Company, shall forthwith take all steps that may be necessary under the applicable redemption provisions of the Bond Resolution to effect such redemption on the date set for the redemption by the Company, provided that all funds necessary for redemption shall be provided by the Company. So long as the Issuer is not obligated to call the Bonds pursuant to the terms of the Bond Resolution, the Issuer shall not otherwise redeem the Bonds prior to its maturity.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.1. Events of Default Defined. The following shall be “Events of Default” under this Agreement, and the term “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events:

(a) Failure by the Company to make all payments of Basic Rent, Additional Rent and Supplemental Rent as required pursuant to Section 5.3 herein and the continued failure to make such payments for a period of thirty (30) days after receipt of written notice from Issuer specifying such failure and requesting that it be remedied; provided however that if the Company is then Holder of the Bonds, Basic Rent shall be deemed to have also been paid, as provided by Sections 5.3 and 5.4 hereof;

(b) Failure by the Company to make PILOT Payments as the same become due and payable and the continued failure to make such payments for a period of five (5) business days after receipt of written notice from the Issuer;

(c) The occurrence of an Event of Default under the Bond Resolution; or

(d) Failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed in this Agreement, other than as referred to in (a) above, for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer, unless the Issuer shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice is such that it cannot reasonably be corrected within the applicable period, it shall not constitute an Event of Default if corrective action is instituted within the applicable period and diligently pursued until the default is corrected.

The Issuer shall promptly notify the Company and the Holder in writing of any Event of Default hereunder of which the Issuer has actual knowledge.

Section 10.2. Remedies on Default.

(a) Whenever any Event of Default under Section 10.1 hereof shall have happened and is continuing beyond any applicable notice and cure period, the following remedies shall be available:

(i)

The Issuer may, at its option, declare all payments of Basic Rent under Section 5.3 hereof for the remainder of the stated Term of this Agreement to be immediately due and payable, whereupon the same shall become immediately due and payable. If the Issuer elects to exercise the remedy afforded in this Section 10.2(a)(i) and accelerates all Basic Rent payable under Section 5.3 hereof for the remainder of the Term of this Agreement, the amount then due and payable by the Company as accelerated rents shall be the sum of (1) the aggregate outstanding principal amount of the Bonds (if the Company is then the owner of the Bonds, the Company may mark the Bonds “cancelled” and surrender the Bonds to the Issuer and the Bonds will be deemed paid in full), and (2) all interest on the Bonds then due and to become due until payment of the Bonds in full. Such sums as may then become payable shall be paid into the Bond Fund and after the principal of the Bonds and accrued interest thereon have been fully paid and any costs occasioned by such default have been satisfied, any excess moneys in the Bond Fund shall be returned to the Company as an overpayment of Basic Rent;

(ii)	the Issuer may terminate this Agreement and the rights of possession, occupancy and use of the Project created hereunder and exclude the Company from use of the Project; and

(iii)

the Issuer may take whatever action at law or in equity may appear necessary or desirable to collect the rents then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

(b) Any amounts collected pursuant to action taken under this Section (except for payments of PILOT Payments, Additional Rent, Supplemental Rent or any other payments in respect of Reserved Rights, which shall be retained by the Issuer) shall be paid into the Bond Fund and applied in accordance with the provisions of the Bond Resolution or, if the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Bond Resolution) and any and all fees and expenses due have been paid, to the Issuer, or if the Company has no remaining liability to the Issuer, shall be repaid to the Company.

(c) The exercise by the Issuer of remedies hereunder shall be as authorized pursuant to the terms of the Bond Resolution, including without limitation the Reserved Rights.

Section 10.3. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity, by statute or by virtue of any other agreement or instrument. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. The Holder of the Bonds, subject to the provisions of the Bond Resolution, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 10.4. Agreement to Pay Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Issuer should employ attorneys or incur other expenses for the collection of amounts payable under Section 5.3 hereof or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer the reasonable fee or fees of such attorneys actually incurred and such other reasonable expenses so incurred by the Issuer.

Section 10.5. No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 10.6. Waiver of Appraisement or Valuation. If the Company should default under any of the provisions of this Agreement, the Company hereby waives, to the extent it may lawfully do so, the benefit of all appraisement, valuation, stay, extension or redemption laws now or hereafter in force, and all right to appraisement and redemption to which it may be or become entitled.

Section 10.7. Third Party Beneficiary. The State is an express third-party beneficiary of this Agreement hereunder and shall have all rights to enforce directly the terms of this Agreement, including a declaration of default, against the Company.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Immunity of Directors, Members, Officers and Employees of Issuer. No recourse shall be had for the enforcement of any obligation, covenant, promise or agreement of the Issuer contained in this Agreement or for any claim based hereon or otherwise in respect hereof, or upon any obligation, covenant, promise or agreement of the Issuer contained in the Bond Documents, against any director, member, officer or employee, as such, in his or her individual capacity, past, present or future, of the Issuer or of any successor body, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly agreed and understood that this Agreement and the Bond Documents are solely corporate obligations of the Issuer payable only from the Security, and that no personal liability whatsoever shall attach to, or be incurred by, any director, member, officer or employee, as such, past, present or future, of the Issuer or of any successor body, either directly or through the Issuer or any successor body, under or by reason of any of the obligations, covenants, promises or agreements entered into between the Issuer and the Company whether contained in this Agreement or in the Bond Documents or to be implied herefrom or therefrom as being supplemental hereto or thereto, and that all personal liability of that character against every such director, member, officer and employee is, by the execution of this Agreement and as a condition to, and as part of the consideration for, the execution of this Agreement, expressly waived and released. The immunity of directors, members, officers and employees of the Issuer under the provisions contained in this Section shall survive the completion of the Project and the termination of this Agreement.

Section 11.2. Immunity of Directors, Officers and Employees of Company. No recourse shall be had for the enforcement of any obligation, covenant, promise or agreement of the Company contained in this Agreement or for any claim based hereon or otherwise in respect hereof, or upon any obligation, covenant, promise or agreement of the Company contained in the Bond Documents, against any director, officer or employee, as such, in his or her individual capacity, past, present or future, of the Company or of any successor body, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly agreed and understood that no personal liability whatsoever shall attach to, or be incurred by, any director, officer or employee, as such, past, present or future, of the Company or of any successor entity, either directly or through the Company or any successor entity, under or by reason of any of the obligations, covenants, promises or agreements entered into between the Issuer and the Company whether contained in this Agreement or in the Bond Documents or to be implied herefrom or therefrom as being supplemental hereto or thereto, and that all personal liability of that character against every such director, officer and employee is, by the execution of this Agreement and as a condition to, and as part of the consideration for, the execution of this Agreement, expressly waived and released; provided that the protections, immunities, waivers and releases contained herein shall not apply to any claims, costs, or liabilities caused by the fraud, willful misconduct or gross negligence of such director, officer, employee or agent of the Company. The immunity of directors, officers and employees of the Company under the provisions contained in this Section shall survive the completion of the Project and the termination of this Agreement.

Section 11.3. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement.

Section 11.4. Notices; Consents. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when (i) received by U.S. mail; (ii) personally delivered to the intended recipient (or an officer of the intended recipient); (iii) sent by certified first-class mail, return receipt requested, postage prepaid; or (iv) sent by recognized overnight courier service, addressed as provided in the Bond Resolution. Notices may be given by email where expressly provided in this Agreement. A notice mailed as provided in this Section shall be deemed received upon actual receipt. The Issuer and the Company may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent. The Issuer will respond in writing to any request by the Company for a consent required under the terms of this Agreement within thirty (30) days.

Section 11.5. Estoppel Certificates. Upon ten (10) business days’ written request of the Company, the Issuer will, at the expense of the Company, provide a statement to any assignee or lender of the Company concerning, to the best of its knowledge, (i) the outstanding amount of the Bonds; (ii) whether a default exists under this Agreement or the other Bond Documents, and if so specifying the nature of such default; (iii) whether this Agreement or the Bond Documents have been amended, and if so, specifying the amendments; and (iv) any other matter concerning this Agreement or the Bond Documents reasonably requested by the Company. In addition, at the written request of Company, the Issuer will request estoppel certificates which the Issuer is entitled to receive pursuant to Section 14 of the State Lease.

Section 11.6. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns in accordance with the terms hereof.

Section 11.7. Severability and Governing Law. It is the intention of the parties hereto in the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof, and that this Agreement shall be governed exclusively by the applicable laws of the State of Georgia.

Section 11.8. Amounts Remaining in Funds. It is agreed by the parties hereto that certain amounts remaining in the Bond Fund and the Project Fund upon expiration or earlier termination of this Agreement, after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Bond Resolution), and all other amounts owing hereunder or under the Bond Resolution, shall be paid to the Company.

Section 11.9. Amendments, Changes and Modifications. Except as otherwise provided in this Agreement or in the Bond Resolution, subsequent to the issuance of the Bonds and prior to its payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Bond Resolution), this Agreement may not be effectively amended, changed, modified, altered or terminated without the written consent of the Company and the Issuer, and such other parties as provided for in Article VIII of the Bond Resolution.

Section 11.10. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 11.11. Net Rents. The rents under this Agreement shall be deemed to be “net net net,” and the Company shall pay absolutely net during the Term the rents and other amounts to be paid hereunder, without abatement, deduction or set-off other than those herein expressly provided.

Section 11.12. Time of the Essence. Time is of the essence hereof.

Section 11.13. The Rights of Issuer. Any provision hereof to the contrary notwithstanding, if the Company requests and provides for the approval and/or execution by the Issuer of any document or instrument, such as a security instrument in favor of any lender, estoppel certificate, subordination agreement, non-disturbance and attornment agreement, assignment, transfer agreement, or any similar or dissimilar document or instrument, in addition to all other rights of the Issuer, the form and substance of the same shall be subject to the approval of the Chairman of the Issuer, such approval not to be unreasonably withheld, conditioned, or delayed, and, at the expense of the Company, the preparation of or review of same by counsel to the Issuer. Any provision hereof to the contrary notwithstanding, in no event may any such document or instrument pledge, assign, waive, release, subordinate or otherwise affect the Issuer’s Reserved Rights or its rights under the EDA. Notwithstanding any provision of this Agreement to the contrary, the Issuer’s Reserved Rights under this Agreement and its rights under the EDA and the other Bond Documents and its claims thereunder are not subject to any assignment, subordination, release or waiver in favor of any lender or any other Person or entity. Rather, the Issuer is, without limitation, free to assert against the Company and its successors any claim it has under the Reserved Rights or such other rights, and to realize on any such claim and to exercise any remedy thereunder against the Company and its successors and the assets and property of the Company and its successors, including, without limitation, the Project, and, without limitation, may cause liens or encumbrances to be placed on the assets and property of the Company and its successors, including, without limitation the Project, in connection therewith.

Section 11.14. No Liability of Issuer; No Charge Against Issuer’s Credit. NOTWITHSTANDING ANYTHING TO THE CONTRARY, AND EXCEPT AS EXPRESSLY SET FORTH IN THE EDA, ANY LIABILITY FOR THE PAYMENT OF MONEY AND ANY OTHER LIABILITY OR OBLIGATION WHICH ISSUER MAY INCUR UNDER OR PURSUANT TO THIS AGREEMENT, THE BOND RESOLUTION OR OTHER BOND DOCUMENTS SHALL NOT CONSTITUTE ITS GENERAL OR PECUNIARY OBLIGATION BUT SHALL CONSTITUTE A SPECIAL OR LIMITED OBLIGATION OF THE ISSUER REPRESENTING A CLAIM ONLY AGAINST THE REVENUES DERIVED HEREUNDER AND UNDER THE BOND RESOLUTION OR OTHER BOND DOCUMENTS.

[Execution on Following Page]

IN WITNESS WHEREOF, the Issuer and the Company have caused this Rental Agreement to be executed in their respective names and their respective seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

Signed, sealed and delivered in the presence of	JOINT DEVELOPMENT AUTHORITY OF JASPER COUNTY, MORGAN COUNTY, NEWTON COUNTY AND WALTON COUNTY

Unofficial Witness	By:	/s/ Jerry Silvio (SEAL) Chair

Notary Public	Attest: /s/ Bob Hughes Secretary

Commission Expiration Date

[NOTARY SEAL]

[SIGNATURE PAGE TO RENTAL AGREEMENT]

Signed, sealed and delivered in the presence of	RIVIAN HORIZON, LLC

Unofficial Witness	By:	/s/ Claire McDonough Title: Chief Financial Officer	(SEAL)

Notary Public

Commission Expiration Date

[NOTARY SEAL]

[SIGNATURE PAGE TO RENTAL AGREEMENT]

EXHIBIT A

DESCRIPTION OF THE LAND

The Land will generally be the Facility Site described in the EDA. The final legal description of the Land will be inserted here prior to issuance of the Bonds and execution of this Agreement.

LEGAL DESCRIPTION

TRACT I:

All that tract or parcel of land lying and being in Land Lots 44 and 73 of the 1st District, Walton County, and in Land Lot 16 of the 20th District, Morgan County, Georgia and being more particularly described as follows:

Beginning at a 1/2 inch rebar found at the intersection of the northwestern right-of-way line of Old Atlanta Highway (60’ R/W) and the northeastern right of way line of U.S. Highway 278 (R/W varies), also known as Atlanta Highway, said rebar being THE TRUE POINT OF BEGINNING;

THENCE traveling along said right-of-way line U.S. Highway 278, with the arc of a curve turning to the right, having an arc length of 608.91 feet, a radius of 924.93 feet, a chord length of 597.97 feet, and a chord bearing South 83 degrees 01 minutes 54 seconds West to a 1/2 inch rebar set;

THENCE North 78 degrees 06 minutes 32 seconds West a distance of 2126.13 feet to a 1/2 inch rebar set;

THENCE North 11 degrees 32 minutes 45 seconds East a distance of 10.00 feet to a 1/2 inch rebar set;

THENCE North 78 degrees 07 minutes 15 seconds West a distance of 297.92 feet to a 1/2 inch rebar set on the northeastern right-of-way line of East Hightower Trail (R/W varies);

THENCE traveling along said right-of-way line of East Hightower Trail North 38 degrees 42 minutes 20 seconds West a distance of 168.52 feet to a 1/2 inch rebar set on the southern right-of- way line of Georgia Railroad (200’ R/W);

THENCE traveling along said right-of-way line of Georgia Railroad, with the arc of a curve turning to the left, having an arc length of 2090.23 feet, a radius of 3907.67 feet, a chord length of 2065.40 feet, and a chord bearing South 83 degrees 39 minutes 14 seconds East to a 1/2 inch rebar set;

THENCE North 81 degrees 01 minutes 20 seconds East a distance of 854.20 feet to a 1/2 inch rebar found;

THENCE leaving Georgia Railroad and proceeding South 20 degrees 01 minutes 41 seconds East a distance of 503.64 feet to a 1/2 inch rebar found, said 1/2 inch rebar found being THE TRUE POINT OF BEGINNING.

The above described tract contains 15.838 acres.

TRACT II:

All that tract or parcel of land lying and being in the 1st Land District, GMD 418, Land Lots 44, 73, 74, 75, 76, 101, 102, and 106, Walton County, Georgia, also lying and being in the 19th Land District, GMD 282, Land Lots 1, 2, 3, 14, 15, 16, 30, 31, 32, 33, and 34, Morgan County, Georgia, and being more particularly described as follows:

Beginning a 1/2” rebar set at the northeastern most intersection of the northeastern right-of-way line of Davis Academy Road (80’ R/W), and the southern right-of-way line of US Hwy. 278 (R/W varies), said rebar being THE TRUE POINT OF BEGINNING;

THENCE traveling southeasterly along the right-of-way of US Hwy. 278, South 78 degrees 06 minutes 32 seconds East a distance of 2417.38 feet to a point;

THENCE South 11 degrees 47 minutes 19 seconds West a distance of 35.00 feet to a point;

THENCE with the arc of a curve turning to the left, having an arc length of 271.71 feet, a radius of 11524.16 feet, a chord length of 271.71 feet, and a chord bearing South 78 degrees 53 minutes 13 seconds East to a rebar set;

THENCE leaving said right-of-way line of US Hwy. 278, South 15 degrees 27 minutes 13 seconds West a distance of 802.53 feet to a point, said point being located in the centerline of a creek;

THENCE traveling southeasterly along the centerline of said creek, South 56 degrees 15 minutes 16 seconds East a distance of 87.24 feet to a point;

THENCE South 36 degrees 34 minutes 26 seconds East a distance of 86.69 feet to a point;

THENCE South 34 degrees 09 minutes 59 seconds East a distance of 158.20 feet to a point;

THENCE South 32 degrees 14 minutes 07 seconds East a distance of 106.72 feet to a point;

THENCE South 30 degrees 40 minutes 40 seconds East a distance of 41.74 feet to a point;

THENCE South 81 degrees 07 minutes 36 seconds East a distance of 43.85 feet to a point;

THENCE South 13 degrees 42 minutes 45 seconds East a distance of 41.58 feet to a point;

THENCE South 85 degrees 48 minutes 46 seconds East a distance of 19.06 feet to a point;

THENCE South 45 degrees 33 minutes 04 seconds East a distance of 49.38 feet to a point;

THENCE South 79 degrees 14 minutes 52 seconds East a distance of 17.74 feet to a point;

THENCE South 27 degrees 05 minutes 10 seconds East a distance of 12.28 feet to a point;

THENCE South 31 degrees 41 minutes 03 seconds West a distance of 14.80 feet to a point;

THENCE South 04 degrees 27 minutes 06 seconds East a distance of 29.00 feet to a point;

THENCE South 52 degrees 15 minutes 51 seconds East a distance of 42.06 feet to a point;

THENCE South 11 degrees 59 minutes 55 seconds East a distance of 19.58 feet to a point;

THENCE South 54 degrees 33 minutes 17 seconds East a distance of 29.63 feet to a point;

THENCE South 87 degrees 11 minutes 44 seconds East a distance of 32.86 feet to a point;

THENCE North 49 degrees 40 minutes 27 seconds East a distance of 11.12 feet to a point;

THENCE North 07 degrees 58 minutes 31 seconds East a distance of 13.04 feet to a point;

THENCE South 86 degrees 36 minutes 52 seconds East a distance of 16.85 feet to a point;

THENCE South 03 degrees 28 minutes 34 seconds West a distance of 12.98 feet to a point;

THENCE South 43 degrees 40 minutes 28 seconds East a distance of 21.27 feet to a point;

THENCE South 78 degrees 45 minutes 21 seconds East a distance of 35.70 feet to a point;

THENCE South 30 degrees 19 minutes 43 seconds West a distance of 26.43 feet to a point;

THENCE South 57 degrees 26 minutes 10 seconds East a distance of 63.82 feet to a point;

THENCE South 44 degrees 01 minutes 43 seconds East a distance of 63.59 feet to a point;

THENCE North 39 degrees 57 minutes 44 seconds East a distance of 41.31 feet to a point;

THENCE South 66 degrees 01 minutes 00 seconds East a distance of 38.96 feet to a point;

THENCE North 82 degrees 21 minutes 05 seconds East a distance of 16.47 feet to a point;

THENCE South 56 degrees 21 minutes 26 seconds East a distance of 80.80 feet to a point;

THENCE South 56 degrees 03 minutes 05 seconds East a distance of 24.83 feet to a point;

THENCE South 39 degrees 31 minutes 32 seconds East a distance of 25.54 feet to a point;

THENCE South 64 degrees 55 minutes 33 seconds East a distance of 27.28 feet to a point;

THENCE leaving said creek centerline, North 49 degrees 01 minutes 33 seconds East a distance of 11.46 feet to a point;

THENCE South 48 degrees 00 minutes 21 seconds East a distance of 503.25 feet to a 1/2” rebar found;

THENCE South 18 degrees 47 minutes 05 seconds East a distance of 249.51 feet to a 1/2” rebar found;

THENCE South 18 degrees 47 minutes 35 seconds East a distance of 755.39 feet to a 3/4” open top pipe found;

THENCE South 69 degrees 33 minutes 26 seconds East a distance of 645.53 feet to a 1” angle- iron found;

THENCE North 44 degrees 53 minutes 38 seconds East a distance of 1410.76 feet to a 1/2” rebar found;

THENCE South 18 degrees 49 minutes 37 seconds East a distance of 595.29 feet to a 3/4” x 1- 1/4” iron bar found;

THENCE South 50 degrees 55 minutes 50 seconds East a distance of 870.59 feet to a 1” rod found;

THENCE South 51 degrees 02 minutes 44 seconds East a distance of 695.87 feet to a rock found;

THENCE South 79 degrees 32 minutes 58 seconds East a distance of 344.74 feet to a 1/2” open top pipe found, said pipe being located on the western right-of-way line of Old Mill Road (100’ R/W);

THENCE traveling southwesterly along the western right-of-way line of Old Mill Road, with the arc of a curve turning to the right, having an arc length of 281.83 feet, a radius of 2057.39 feet, a chord length of 281.61 feet, and a chord bearing South 17 degrees 16 minutes 07 seconds West to a 1/2” open top pipe found;

THENCE with a compound curve turning to the right, having an arc length of 413.42 feet, a radius of 1520.09 feet, a chord length of 412.15 feet, and a chord bearing South 29 degrees 06 minutes 14 seconds West to a point;

THENCE with a compound curve turning to the right, having an arc length of 239.73 feet, a radius of 5844.41 feet, a chord length of 239.71 feet, and a chord bearing South 38 degrees 04 minutes 45 seconds West to a point;

THENCE South 39 degrees 27 minutes 30 seconds West a distance of 671.84 feet to a point;

THENCE with the arc of a curve turning to the left, having an arc length of 137.75 feet, a radius of 14647.86 feet, a chord length of 137.75 feet, and a chord bearing South 39 degrees 43 minutes 40 seconds West to a point;

THENCE South 40 degrees 01 minutes 54 seconds West a distance of 356.54 feet to a 1/2” rebar found;

THENCE South 39 degrees 57 minutes 23 seconds West a distance of 82.80 feet to a point;

THENCE South 39 degrees 23 minutes 46 seconds West a distance of 522.08 feet to a 5/8” rebar found;

THENCE South 39 degrees 24 minutes 11 seconds West a distance of 284.25 feet to a 5/8” rebar found;

THENCE South 39 degrees 24 minutes 03 seconds West a distance of 390.67 feet to a 5/8” rebar found;

THENCE South 39 degrees 52 minutes 20 seconds West a distance of 205.23 feet to a point;

+++++++

THENCE with the arc of a curve turning to the left, having an arc length of 110.36 feet, a radius of 4371.90 feet, a chord length of 110.35 feet, and a chord bearing South 39 degrees 08 minutes 57 seconds West to a 1/2” rebar set;

THENCE leaving said right-of-way of Old Mill Road, North 49 degrees 40 minutes 09 seconds West a distance of 16.37 feet to a 1/2” rebar set;

THENCE with the arc of a curve turning to the right, having an arc length of 293.50 feet, a radius of 2935.00 feet, a chord length of 293.38 feet, and a chord bearing South 43 degrees 11 minutes 45 seconds West to a 1/2” rebar set;

THENCE North 43 degrees 56 minutes 22 seconds West a distance of 40.00 feet to a 1/2” rebar set;

THENCE with the arc of a curve turning to the right, having an arc length of 313.06 feet, a radius of 2895.00 feet, a chord length of 312.90 feet, and a chord bearing South 49 degrees 09 minutes 30 seconds West to a 1/2” rebar set;

THENCE with a compound curve turning to the right, having an arc length of 164.14 feet, a radius of 1505.00 feet, a chord length of 164.06 feet, and a chord bearing South 55 degrees 22 minutes 51 seconds West to a 1/2” rebar set;

THENCE South 72 degrees 25 minutes 57 seconds West a distance of 374.59 feet to a 1/2” rebar set;

THENCE North 76 degrees 59 minutes 00 seconds West a distance of 94.34 feet to a 1/2” rebar set;

THENCE South 71 degrees 00 minutes 40 seconds West a distance of 235.00 feet to a 1/2” rebar set;

THENCE South 45 degrees 48 minutes 36 seconds West a distance of 93.94 feet to a 1/2” rebar set;

THENCE South 71 degrees 00 minutes 40 seconds West a distance of 1257.04 feet to a 1/2” rebar set;

THENCE South 64 degrees 14 minutes 15 seconds West a distance of 135.45 feet to a 1/2” rebar set;

THENCE with the arc of a curve turning to the right, having an arc length of 282.43 feet, a radius of 2250.00 feet, a chord length of 282.24 feet, and a chord bearing South 78 degrees 02 minutes 04 seconds West to a point;

THENCE North 85 degrees 07 minutes 37 seconds West a distance of 95.83 feet to a 1/2” rebar set;

THENCE South 80 degrees 20 minutes 18 seconds West a distance of 188.46 feet to a 1/2” rebar set;

THENCE with the arc of a curve turning to the right, having an arc length of 570.62 feet, a radius of 2250.00 feet, a chord length of 569.09 feet, and a chord bearing North 83 degrees 54 minutes 45 seconds West to a 1/2” rebar set;

THENCE North 76 degrees 07 minutes 24 seconds West a distance of 1193.93 feet to a 1/2” rebar set;

THENCE North 67 degrees 16 minutes 16 seconds West a distance of 86.34 feet to a 1/2” rebar set;

THENCE North 87 degrees 26 minutes 40 seconds West a distance of 220.10 feet to a 1/2” rebar set;

THENCE with the arc of a curve turning to the left, having an arc length of 503.13 feet, a radius of 20125.00 feet, a chord length of 503.11 feet, and a chord bearing North 78 degrees 00 minutes 08 seconds West to a 1/2” rebar set;

THENCE North 74 degrees 24 minutes 41 seconds West a distance of 241.38 feet to a 1/2” rebar set;

THENCE North 79 degrees 37 minutes 03 seconds West a distance of 101.40 feet to a 1/2” rebar set;

THENCE North 79 degrees 33 minutes 41 seconds West a distance of 111.15 feet to a 1/2” rebar set;

THENCE South 88 degrees 32 minutes 20 seconds West a distance of 153.93 feet to a 1/2” rebar set;

THENCE North 80 degrees 43 minutes 26 seconds West a distance of 201.15 feet to a 1/2” rebar set;

THENCE North 76 degrees 50 minutes 47 seconds West a distance of 739.17 feet to a 1/2” rebar set;

THENCE North 82 degrees 15 minutes 59 seconds West a distance of 1261.80 feet to a 1/2” rebar set;

THENCE North 82 degrees 21 minutes 45 seconds West a distance of 695.26 feet to a 1/2” rebar set;

THENCE North 78 degrees 07 minutes 01 seconds West a distance of 1395.87 feet to a 1/2” rebar set;

THENCE North 66 degrees 58 minutes 39 seconds West a distance of 203.04 feet to a 1/2” rebar set;

THENCE North 76 degrees 54 minutes 13 seconds West a distance of 600.00 feet to a 1/2” rebar set;

THENCE North 81 degrees 40 minutes 03 seconds West a distance of 301.04 feet to a 1/2” rebar set;

THENCE North 76 degrees 54 minutes 13 seconds West a distance of 419.30 feet to a 1/2” rebar set;

THENCE with the arc of a curve turning to the right, having an arc length of 1002.79 feet, a radius of 1710.00 feet, a chord length of 988.48 feet, and a chord bearing North 60 degrees 06 minutes 14 seconds West to a 1/2” rebar set;

THENCE North 44 degrees 44 minutes 19 seconds West a distance of 1232.37 feet to a 1/2” rebar set;

THENCE North 14 degrees 54 minutes 41 seconds West a distance of 107.35 feet to a 1/2” rebar set, said rebar being located on the southeastern right-of-way line of US Highway 278 (R/W varies);

THENCE traveling northeasterly along the southeastern right-of-way line of US Highway 278, North 35 degrees 20 minutes 15 seconds East a distance of 169.96 feet to a 1/2” rebar set;

THENCE North 40 degrees 24 minutes 03 seconds East a distance of 460.71 feet to a 1/2” rebar set;

THENCE North 47 degrees 59 minutes 44 seconds East a distance of 226.99 feet to a 1/2” rebar set;

THENCE North 40 degrees 24 minutes 03 seconds East a distance of 164.78 feet to a 1/2” rebar set;

THENCE with the arc of a curve turning to the left, having an arc length of 86.67 feet, a radius of 6590.00 feet, a chord length of 86.67 feet, and a chord bearing North 40 degrees 01 minutes 27 seconds East to a 1/2” rebar set;

THENCE North 04 degrees 48 minutes 54 seconds East a distance of 61.62 feet to a 1/2” rebar set;

THENCE with the arc of a curve turning to the left, having an arc length of 293.68 feet, a radius of 6555.00 feet, a chord length of 293.66 feet, and a chord bearing North 37 degrees 55 minutes 19 seconds East to a 1/2” rebar set;

THENCE North 36 degrees 38 minutes 18 seconds East a distance of 34.68 feet to a 1/2” rebar set;

THENCE North 38 degrees 10 minutes 09 seconds East a distance of 595.16 feet to a 1/2” rebar set;

THENCE leaving said right-of-way line of US Highway 278, South 56 degrees 51 minutes 20 seconds East a distance of 126.35 feet to a 1/2” rebar found;

++++++++

THENCE South 56 degrees 51 minutes 20 seconds East a distance of 117.52 feet to a point;

THENCE South 28 degrees 01 minutes 16 seconds West a distance of 87.05 feet to a point, said point being in the centerline of a creek;

THENCE traveling along the centerline of said creek, North 65 degrees 01 minutes 25 seconds East a distance of 34.59 feet to a point;

THENCE South 32 degrees 59 minutes 59 seconds East a distance of 20.89 feet to a point;

THENCE South 50 degrees 05 minutes 45 seconds East a distance of 28.09 feet to a point;

THENCE South 28 degrees 17 minutes 42 seconds East a distance of 11.70 feet to a point;

THENCE South 72 degrees 01 minutes 12 seconds East a distance of 28.76 feet to a point;

THENCE South 17 degrees 37 minutes 27 seconds East a distance of 31.87 feet to a point;

THENCE South 86 degrees 46 minutes 37 seconds East a distance of 32.79 feet to a point;

THENCE South 17 degrees 24 minutes 35 seconds East a distance of 11.34 feet to a point;

THENCE South 40 degrees 33 minutes 54 seconds East a distance of 36.92 feet to a point;

THENCE South 09 degrees 28 minutes 56 seconds West a distance of 6.53 feet to a point;

THENCE South 39 degrees 01 minutes 31 seconds East a distance of 24.61 feet to a point;

THENCE South 84 degrees 51 minutes 45 seconds East a distance of 23.53 feet to a point;

THENCE South 18 degrees 33 minutes 15 seconds East a distance of 18.94 feet to a point;

THENCE South 66 degrees 30 minutes 09 seconds East a distance of 61.55 feet to a point;

THENCE South 37 degrees 30 minutes 26 seconds East a distance of 22.97 feet to a point;

THENCE South 04 degrees 40 minutes 47 seconds West a distance of 10.52 feet to a point;

THENCE South 45 degrees 12 minutes 56 seconds East a distance of 25.92 feet to a point;

THENCE South 01 degrees 42 minutes 31 seconds East a distance of 20.00 feet to a point;

THENCE South 47 degrees 37 minutes 45 seconds West a distance of 12.04 feet to a point;

THENCE South 17 degrees 42 minutes 18 seconds East a distance of 41.44 feet to a point;

THENCE North 84 degrees 42 minutes 29 seconds East a distance of 18.68 feet to a point;

THENCE South 46 degrees 16 minutes 05 seconds East a distance of 17.26 feet to a point;

THENCE South 64 degrees 42 minutes 48 seconds East a distance of 70.17 feet to a point;

THENCE South 36 degrees 08 minutes 46 seconds East a distance of 54.12 feet to a point;

THENCE South 17 degrees 47 minutes 05 seconds East a distance of 71.23 feet to a point;

THENCE South 55 degrees 04 minutes 53 seconds East a distance of 24.53 feet to a point;

THENCE South 76 degrees 52 minutes 02 seconds East a distance of 18.10 feet to a point;

THENCE South 87 degrees 22 minutes 56 seconds East a distance of 16.80 feet to a point;

THENCE South 68 degrees 37 minutes 42 seconds East a distance of 30.28 feet to a point;

THENCE North 82 degrees 32 minutes 47 seconds East a distance of 32.93 feet to a point;

THENCE North 64 degrees 25 minutes 16 seconds East a distance of 13.19 feet to a point;

THENCE South 71 degrees 47 minutes 58 seconds East a distance of 24.10 feet to a point;

THENCE South 48 degrees 15 minutes 16 seconds East a distance of 82.88 feet to a point;

THENCE South 14 degrees 15 minutes 23 seconds East a distance of 19.14 feet to a point;

THENCE South 89 degrees 37 minutes 57 seconds East a distance of 27.22 feet to a point;

THENCE South 60 degrees 25 minutes 01 seconds East a distance of 73.11 feet to a point;

THENCE North 80 degrees 21 minutes 21 seconds East a distance of 19.63 feet to a point;

THENCE South 36 degrees 54 minutes 10 seconds East a distance of 16.44 feet to a point;

THENCE North 74 degrees 57 minutes 01 seconds East a distance of 19.03 feet to a point;

THENCE South 47 degrees 03 minutes 33 seconds East a distance of 32.39 feet to a point;

THENCE North 58 degrees 34 minutes 25 seconds East a distance of 31.27 feet to a point;

THENCE South 61 degrees 57 minutes 35 seconds East a distance of 91.81 feet to a point;

THENCE North 49 degrees 41 minutes 36 seconds East a distance of 22.33 feet to a point;

THENCE South 81 degrees 00 minutes 43 seconds East a distance of 9.06 feet to a point;

THENCE South 69 degrees 33 minutes 50 seconds East a distance of 7.89 feet to a point;

THENCE North 84 degrees 05 minutes 47 seconds East a distance of 45.37 feet to a point;

THENCE South 57 degrees 07 minutes 29 seconds East a distance of 26.13 feet to a point;

THENCE North 27 degrees 05 minutes 10 seconds East a distance of 13.92 feet to a point;

THENCE South 81 degrees 40 minutes 48 seconds East a distance of 49.86 feet to a point;

THENCE South 14 degrees 54 minutes 08 seconds East a distance of 17.23 feet to a point;

THENCE South 60 degrees 00 minutes 21 seconds East a distance of 40.94 feet to a point;

THENCE South 25 degrees 18 minutes 29 seconds East a distance of 28.39 feet to a point;

THENCE North 66 degrees 52 minutes 49 seconds East a distance of 13.91 feet to a point;

THENCE South 33 degrees 28 minutes 20 seconds East a distance of 8.94 feet to a point;

THENCE South 20 degrees 38 minutes 33 seconds West a distance of 26.66 feet to a point;

THENCE South 42 degrees 39 minutes 16 seconds East a distance of 12.64 feet to a point;

THENCE North 81 degrees 53 minutes 19 seconds East a distance of 14.92 feet to a point;

THENCE North 12 degrees 40 minutes 16 seconds East a distance of 20.54 feet to a point;

THENCE North 59 degrees 27 minutes 50 seconds East a distance of 22.88 feet to a point;

THENCE North 42 degrees 25 minutes 16 seconds East a distance of 13.48 feet to a point;

THENCE North 52 degrees 18 minutes 55 seconds East a distance of 9.25 feet to a point;

THENCE South 86 degrees 38 minutes 40 seconds East a distance of 28.41 feet to a point;

THENCE South 66 degrees 58 minutes 01 seconds East a distance of 42.66 feet to a point;

THENCE South 70 degrees 38 minutes 25 seconds East a distance of 91.46 feet to a point;

THENCE South 39 degrees 17 minutes 23 seconds East a distance of 74.29 feet to a point;

THENCE South 89 degrees 30 minutes 19 seconds East a distance of 85.16 feet to a point;

THENCE South 55 degrees 14 minutes 21 seconds East a distance of 46.75 feet to a point;

THENCE South 05 degrees 38 minutes 06 seconds West a distance of 9.81 feet to a point;

THENCE South 85 degrees 00 minutes 08 seconds West a distance of 18.34 feet to a point;

THENCE South 10 degrees 22 minutes 27 seconds West a distance of 20.51 feet to a point;

THENCE South 62 degrees 22 minutes 45 seconds East a distance of 21.26 feet to a point;

THENCE North 56 degrees 43 minutes 47 seconds East a distance of 27.88 feet to a point;

THENCE South 37 degrees 17 minutes 00 seconds East a distance of 24.90 feet to a point;

THENCE South 07 degrees 12 minutes 59 seconds West a distance of 16.21 feet to a point;

THENCE South 86 degrees 35 minutes 12 seconds East a distance of 89.06 feet to a point;

THENCE North 66 degrees 25 minutes 50 seconds East a distance of 13.29 feet to a point;

THENCE South 82 degrees 53 minutes 18 seconds East a distance of 27.03 feet to a point;

THENCE North 84 degrees 23 minutes 28 seconds East a distance of 49.40 feet to a point;

THENCE South 66 degrees 09 minutes 40 seconds East a distance of 15.74 feet to a point;

THENCE North 71 degrees 54 minutes 52 seconds East a distance of 43.78 feet to a point;

THENCE South 46 degrees 39 minutes 09 seconds East a distance of 11.40 feet to a point;

THENCE North 85 degrees 52 minutes 28 seconds East a distance of 28.70 feet to a point;

THENCE South 76 degrees 29 minutes 08 seconds East a distance of 12.79 feet to a point, said point being located at the centerline of Dennis Creek;

THENCE traveling northeasterly along the centerline of Dennis Creek, North 29 degrees 00 minutes 50 seconds West a distance of 4.90 feet to a point;

THENCE North 21 degrees 59 minutes 57 seconds West a distance of 28.11 feet to a point;

THENCE North 15 degrees 58 minutes 58 seconds West a distance of 32.10 feet to a point;

THENCE North 72 degrees 07 minutes 09 seconds West a distance of 10.56 feet to a point;

THENCE North 45 degrees 44 minutes 36 seconds West a distance of 19.12 feet to a point;

THENCE North 06 degrees 29 minutes 49 seconds East a distance of 25.78 feet to a point;

THENCE North 19 degrees 01 minutes 16 seconds East a distance of 44.39 feet to a point;

THENCE North 38 degrees 56 minutes 02 seconds West a distance of 30.14 feet to a point;

THENCE North 04 degrees 38 minutes 46 seconds West a distance of 66.96 feet to a point;

THENCE North 60 degrees 08 minutes 24 seconds East a distance of 20.34 feet to a point;

THENCE North 77 degrees 54 minutes 46 seconds East a distance of 16.98 feet to a point;

THENCE North 40 degrees 04 minutes 28 seconds East a distance of 14.05 feet to a point;

THENCE North 06 degrees 39 minutes 02 seconds East a distance of 17.17 feet to a point;

THENCE North 28 degrees 08 minutes 16 seconds West a distance of 40.41 feet to a point;

THENCE North 54 degrees 29 minutes 56 seconds West a distance of 16.31 feet to a point;

THENCE North 12 degrees 04 minutes 53 seconds West a distance of 17.63 feet to a point;

THENCE North 42 degrees 04 minutes 43 seconds East a distance of 18.41 feet to a point;

THENCE North 68 degrees 23 minutes 52 seconds East a distance of 41.33 feet to a point;

THENCE North 45 degrees 26 minutes 29 seconds East a distance of 26.80 feet to a point;

THENCE North 06 degrees 24 minutes 31 seconds West a distance of 11.88 feet to a point;

THENCE North 49 degrees 05 minutes 28 seconds West a distance of 38.52 feet to a point;

THENCE North 44 degrees 08 minutes 56 seconds West a distance of 11.03 feet to a point;

THENCE North 21 degrees 50 minutes 14 seconds East a distance of 60.27 feet to a point;

THENCE North 41 degrees 34 minutes 48 seconds East a distance of 47.12 feet to a point;

THENCE North 26 degrees 28 minutes 41 seconds East a distance of 46.74 feet to a point;

THENCE North 06 degrees 53 minutes 04 seconds East a distance of 37.88 feet to a point;

THENCE North 10 degrees 54 minutes 55 seconds East a distance of 18.30 feet to a point;

THENCE North 39 degrees 21 minutes 36 seconds East a distance of 23.16 feet to a point;

THENCE North 29 degrees 28 minutes 11 seconds West a distance of 40.32 feet to a point;

THENCE North 03 degrees 49 minutes 25 seconds West a distance of 22.40 feet to a point;

THENCE North 21 degrees 14 minutes 22 seconds East a distance of 45.35 feet to a point;

THENCE North 27 degrees 31 minutes 10 seconds East a distance of 50.16 feet to a point;

THENCE North 52 degrees 38 minutes 38 seconds East a distance of 44.38 feet to a point;

THENCE North 42 degrees 32 minutes 07 seconds East a distance of 29.49 feet to a point;

THENCE North 28 degrees 53 minutes 58 seconds East a distance of 39.56 feet to a point;

THENCE North 37 degrees 36 minutes 51 seconds East a distance of 40.16 feet to a point;

THENCE North 72 degrees 16 minutes 24 seconds East a distance of 25.91 feet to a point;

THENCE South 66 degrees 37 minutes 16 seconds East a distance of 17.55 feet to a point;

THENCE North 72 degrees 21 minutes 27 seconds East a distance of 14.97 feet to a point;

THENCE North 55 degrees 17 minutes 42 seconds East a distance of 28.88 feet to a point;

THENCE North 72 degrees 11 minutes 29 seconds East a distance of 62.06 feet to a point;

THENCE North 57 degrees 44 minutes 49 seconds East a distance of 47.27 feet to a point;

THENCE North 73 degrees 02 minutes 35 seconds East a distance of 48.28 feet to a point;

THENCE North 77 degrees 52 minutes 42 seconds East a distance of 58.08 feet to a point;

THENCE North 38 degrees 07 minutes 33 seconds East a distance of 33.45 feet to a point;

THENCE North 68 degrees 52 minutes 28 seconds East a distance of 33.33 feet to a point;

THENCE North 75 degrees 18 minutes 49 seconds East a distance of 19.56 feet to a point;

THENCE North 70 degrees 07 minutes 55 seconds East a distance of 23.32 feet to a point;

THENCE South 78 degrees 44 minutes 39 seconds East a distance of 67.52 feet to a point;

THENCE North 67 degrees 06 minutes 12 seconds East a distance of 39.17 feet to a point;

THENCE South 84 degrees 38 minutes 51 seconds East a distance of 16.19 feet to a point;

THENCE North 53 degrees 10 minutes 19 seconds East a distance of 47.11 feet to a point;

THENCE North 74 degrees 06 minutes 33 seconds East a distance of 33.15 feet to a point;

THENCE North 72 degrees 10 minutes 19 seconds East a distance of 35.09 feet to a point;

THENCE South 85 degrees 33 minutes 44 seconds East a distance of 30.03 feet to a point;

THENCE North 31 degrees 28 minutes 05 seconds East a distance of 29.51 feet to a point;

THENCE North 53 degrees 46 minutes 49 seconds East a distance of 23.13 feet to a point;

THENCE North 19 degrees 13 minutes 58 seconds East a distance of 16.26 feet to a point;

THENCE North 16 degrees 57 minutes 30 seconds East a distance of 44.95 feet to a point;

THENCE North 52 degrees 14 minutes 17 seconds East a distance of 45.42 feet to a point;

THENCE North 36 degrees 42 minutes 44 seconds East a distance of 87.41 feet to a point;

THENCE North 09 degrees 43 minutes 00 seconds West a distance of 22.52 feet to a point;

THENCE North 28 degrees 19 minutes 36 seconds East a distance of 46.28 feet to a point;

THENCE North 09 degrees 55 minutes 36 seconds East a distance of 53.12 feet to a point;

THENCE North 37 degrees 09 minutes 25 seconds East a distance of 30.40 feet to a point;

THENCE North 18 degrees 18 minutes 57 seconds West a distance of 38.37 feet to a point;

THENCE North 37 degrees 32 minutes 46 seconds East a distance of 26.53 feet to a point;

THENCE North 19 degrees 06 minutes 31 seconds East a distance of 20.52 feet to a point;

THENCE North 44 degrees 46 minutes 14 seconds East a distance of 20.86 feet to a point;

THENCE North 07 degrees 27 minutes 31 seconds West a distance of 65.52 feet to a point;

THENCE North 48 degrees 50 minutes 44 seconds East a distance of 44.51 feet to a point;

THENCE North 18 degrees 04 minutes 36 seconds East a distance of 39.45 feet to a point;

THENCE North 36 degrees 49 minutes 41 seconds East a distance of 42.55 feet to a point;

THENCE North 28 degrees 36 minutes 35 seconds East a distance of 60.11 feet to a point;

THENCE North 23 degrees 09 minutes 33 seconds East a distance of 20.93 feet to a point;

THENCE North 57 degrees 53 minutes 04 seconds East a distance of 75.79 feet to a point;

THENCE North 37 degrees 40 minutes 00 seconds East a distance of 60.89 feet to a point;

THENCE North 05 degrees 19 minutes 41 seconds East a distance of 27.33 feet to a point;

THENCE North 06 degrees 13 minutes 40 seconds East a distance of 20.95 feet to a point;

THENCE North 25 degrees 33 minutes 37 seconds East a distance of 34.21 feet to a point;

THENCE North 09 degrees 03 minutes 07 seconds West a distance of 16.13 feet to a point;

THENCE North 25 degrees 22 minutes 26 seconds West a distance of 15.59 feet to a point;

THENCE North 14 degrees 51 minutes 39 seconds West a distance of 22.00 feet to a point;

THENCE North 22 degrees 09 minutes 18 seconds East a distance of 34.74 feet to a point;

THENCE North 02 degrees 27 minutes 53 seconds East a distance of 21.60 feet to a point;

THENCE North 36 degrees 56 minutes 20 seconds West a distance of 21.20 feet to a point;

THENCE North 04 degrees 01 minutes 12 seconds West a distance of 45.53 feet to a point;

THENCE North 12 degrees 36 minutes 08 seconds West a distance of 26.77 feet to a point;

THENCE North 13 degrees 17 minutes 31 seconds East a distance of 41.31 feet to a point;

THENCE North 14 degrees 31 minutes 55 seconds West a distance of 53.79 feet to a point;

THENCE North 33 degrees 40 minutes 44 seconds East a distance of 41.73 feet to a point;

THENCE North 09 degrees 29 minutes 31 seconds West a distance of 26.51 feet to a point;

THENCE North 17 degrees 49 minutes 23 seconds West a distance of 22.12 feet to a point, said point being located on the southern right-of-way line of Darel Drive (70’ R/W);

THENCE traveling northeasterly along the right-of-way line of Darel Drive, North 66 degrees 07 minutes 39 seconds East a distance of 150.00 feet to a point;

THENCE North 65 degrees 37 minutes 53 seconds East a distance of 150.00 feet to a point;

THENCE North 65 degrees 13 minutes 22 seconds East a distance of 150.01 feet to a point;

THENCE North 64 degrees 54 minutes 00 seconds East a distance of 150.01 feet to a point;

THENCE North 64 degrees 38 minutes 56 seconds East a distance of 150.01 feet to a point;

THENCE North 64 degrees 53 minutes 45 seconds East a distance of 150.00 feet to a point;

THENCE North 64 degrees 58 minutes 35 seconds East a distance of 150.00 feet to a point;

THENCE North 64 degrees 46 minutes 49 seconds East a distance of 322.56 feet to a point;

THENCE with the arc of a curve turning to the right, having an arc length of 127.93 feet, a radius of 556.00 feet, a chord length of 127.65 feet, and a chord bearing North 71 degrees 22 minutes 19 seconds East to a point;

THENCE with a reverse curve turning to the left, having an arc length of 248.08 feet, a radius of 968.77 feet, a chord length of 247.40 feet, and a chord bearing North 70 degrees 37 minutes 39 seconds East to a point;

THENCE North 63 degrees 17 minutes 29 seconds East a distance of 636.35 feet to a point;

THENCE with the arc of a curve turning to the left, having an arc length of 79.90 feet, a radius of 2000.00 feet, a chord length of 79.89 feet, and a chord bearing North 62 degrees 08 minutes 49 seconds East to a point;

THENCE North 61 degrees 00 minutes 09 seconds East a distance of 358.02 feet to a point;

THENCE with the arc of a curve turning to the left, having an arc length of 389.49 feet, a radius of 5794.87 feet, a chord length of 389.42 feet, and a chord bearing North 59 degrees 59 minutes 44 seconds East to a point;

THENCE North 58 degrees 04 minutes 12 seconds East a distance of 283.44 feet to a point; THENCE North 58 degrees 14 minutes 36 seconds East a distance of 198.62 feet to a point;

THENCE with the arc of a curve turning to the right, having an arc length of 143.70 feet, a radius of 518.45 feet, a chord length of 143.24 feet, and a chord bearing North 66 degrees 11 minutes 02 seconds East to a point;

THENCE with a compound curve turning to the right, having an arc length of 65.72 feet, a radius of 250.00 feet, a chord length of 65.53 feet, and a chord bearing North 81 degrees 39 minutes 21 seconds East to a point;

THENCE with a compound curve turning to the right, having an arc length of 71.13 feet, a radius of 360.44 feet, a chord length of 71.02 feet, and a chord bearing South 85 degrees 09 minutes 33 seconds East to a point;

THENCE South 79 degrees 30 minutes 20 seconds East a distance of 166.21 feet to a point;

THENCE with the arc of a curve turning to the right, having an arc length of 138.10 feet, a radius of 3000.00 feet, a chord length of 138.09 feet, and a chord bearing South 78 degrees 11 minutes 13 seconds East to a point;

THENCE South 76 degrees 52 minutes 05 seconds East a distance of 280.80 feet to a point;

THENCE with the arc of a curve turning to the left, having an arc length of 139.74 feet, a radius of 362.00 feet, a chord length of 138.87 feet, and a chord bearing South 87 degrees 55 minutes 36 seconds East to a point;

THENCE North 81 degrees 00 minutes 53 seconds East a distance of 100.83 feet to a point, said point being located on the eastern right-of-way line of Davis Academy Road (80’ R/W);

THENCE traveling northwesterly along the right-of-way line of Davis Academy Road, North 45 degrees 46 minutes 45 seconds West a distance of 12.21 feet to a point;

THENCE with the arc of a curve turning to the right, having an arc length of 403.63 feet, a radius of 914.93 feet, a chord length of 400.37 feet, and a chord bearing North 33 degrees 08 minutes 26 seconds West to a point;

THENCE North 20 degrees 30 minutes 08 seconds West a distance of 453.47 feet to a point;

THENCE with the arc of a curve turning to the right, having an arc length of 27.98 feet, a radius of 875.09 feet, a chord length of 27.97 feet, and a chord bearing North 19 degrees 35 minutes 11 seconds West to a 1/2” rebar set;

THENCE North 45 degrees 32 minutes 57 seconds East a distance of 68.97 feet to a 1/2” rebar set, said rebar being THE TRUE POINT OF BEGINNING.

The above described tract contains 1,728.405 acres.

EXHIBIT B

DESCRIPTION OF THE PROJECT

COMPANY:	Rivian Horizon, LLC

DESCRIPTION:	Vehicle manufacturing and research, development, testing, sales and/or service facilities, including potential battery manufacturing facilities, and related facilities of the Company on the Land described on Exhibit A hereto in Walton County and Morgan County, Georgia in order to promote economic development and job creation and to facilitate a property tax incentive for the Company. The Project is to include land, buildings and furniture, fixtures, machinery, equipment and related property, to be more fully described in Requisitions submitted by the Company from time to time and shown on one or more bills of sale from the Company to the Issuer.

TENTATIVE NON-BINDING PROJECT BUDGET:

Land:	$_________
Buildings:	$_________
Equipment:	$_________
Total:	$_________

EXHIBIT C

FORM OF REQUISITION AND ADVANCE REQUEST

REQUISITION AND ADVANCE REQUEST

JOINT DEVELOPMENT AUTHORITY OF JASPER COUNTY,

MORGAN COUNTY, NEWTON COUNTY AND WALTON COUNTY TAXABLE REVENUE BONDS (RIVIAN HORIZON, LLC PROJECT) SERIES 2022

Joint Development Authority of Jasper County, Morgan County, Newton County and Walton County, as Issuer 300 E Church Street Monroe, GA 30655 Telephone:770-235-1083 Attention:Chairman c/o Andrea Gray	Requisition No. ______ Applicable Bond: Series 2022____

Rivian Horizon, LLC, as Holder of the Bond

This is a requisition in the amount of $_____________ for payment to the person and address or account shown below, pursuant to Section 4.4 of that certain Rental Agreement (the “Agreement”) dated as of November 1, 2023 between the undersigned Rivian Horizon, LLC (the “Company”) and the Joint Development Authority of Jasper County, Morgan County, Newton County and Walton County (the “Issuer”) relating to the proceeds (whether derived directly or indirectly from the issuance of the Bond, as defined herein) from the sale of the Issuer’s bond described above (the “Bond”). Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

In connection with this Requisition, the Company does hereby certify as follows:

1. Obligations in the stated amount have been paid or incurred in connection with the issuance of the Bond or the direct or indirect acquisition and construction, in whole or in part, of the Project, and attached are copies of invoices or other summary description of the property directly or indirectly acquired, in whole or in part, and its cost.

2. Such obligations are Costs of the Project, are proper charges against the Project Fund and have not been the basis of any previous disbursement from the Project Fund.

3. The maximum principal amount of the Bond is $________________, and, including amounts requisitioned in this Requisition, $___________ has been requisitioned pursuant to the Agreement. $____________ remains for requisition under the Agreement.

This document constitutes a request for an “Advance” as described in that certain Bond Purchase Agreement, dated as of November 1, 2023, by and between the Company and the Issuer. Accordingly, the Company hereby requests, pursuant to the Bond Purchase Agreement (check one of the following):

_____ the following amounts be disbursed in cash pursuant to the Bond Purchase Agreement, in accordance with the following payment instructions to the following parties :

Name of Payee	Nature of Cost of Project	Amount

Payment Instructions:

or that:

_____ the Company has incurred Costs of the Project in the amount set forth above, and directs that said amount be treated as an Advance by the Purchaser to the Project Fund for the Bond, a purchase by the Issuer from the Purchaser of such property at such cost, and a reimbursement to the Company for such costs.

Title to all improvements to the Land for the Project, including all real property described on any summary or other documents attached to this Requisition, was transferred to the State as of the date such real property was acquired, as provided in the Rental Agreement.

Title to all personal property constituting a portion of the Project, including all personal property described on the summary or other documents attached to this Requisition, was transferred to the Issuer as of the date such property was located on the Land, as provided in that certain Bill of Sale and Assignment dated December ___, 2022 (the “Bill of Sale”) by the Company in favor of the Issuer. Furthermore, to the extent that the property described on the summary or other documents attached to this Requisition constitutes personal property, this Requisition shall constitute a Bill of Sale, and the Company does hereby bargain, sell, quitclaim, assign, transfer and convey, without warranty of any kind, to Issuer all of its right, title and interest in and to each and every item of such personal property for inclusion as part of the Project rented to the Company pursuant to the Agreement.

This Requisition and Advance Request is submitted on this ______ day of _____________, _______.

RIVIAN HORIZON, LLC

By:
Company Representative

C-2

EXHIBIT D

PILOT PAYMENTS SCHEDULE

The Company will make PILOT Payments directly to the Issuer, by electronic wire transfer to an account designated to the Company in writing, in the form of Supplemental Rent paid to the Issuer hereunder, in the amounts set forth in the applicable column below. Each PILOT Payment is due on or before March 1st of the year shown herein. For example, the initial $1,500,000 payment under Option A will be paid to the JDA on [March 1, 2023].

	A	B	C	D	E	F
Year	PILOT Payments	PILOT Payments	PILOT Payments	PILOT Payments	PILOT Payments	PILOT Payments
	up to $5B of Bonds	between $5B and $7B of Bonds	between $7B and $9B of Bonds	between $9B and $11B of Bonds	between $11B and $13B of Bonds	between $13B and $15B of Bonds
2023	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2024	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2025	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2026	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2027	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2028	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
2029	$12,000,000	$15,000,000	$22,000,000	$28,000,000	$32,000,000	$39,000,000
2030	$12,000,000	$15,000,000	$22,000,000	$28,000,000	$32,000,000	$39,000,000
2031	$12,000,000	$15,000,000	$22,000,000	$28,000,000	$32,000,000	$39,000,000
2032	$12,000,000	$15,000,000	$22,000,000	$28,000,000	$32,000,000	$39,000,000
2033	$12,000,000	$15,000,000	$22,000,000	$28,000,000	$32,000,000	$39,000,000
2034	$15,000,000	$20,000,000	$26,000,000	$33,000,000	$38,000,000	$45,000,000
2035	$15,000,000	$20,000,000	$26,000,000	$33,000,000	$38,000,000	$45,000,000
2036	$15,000,000	$20,000,000	$26,000,000	$33,000,000	$38,000,000	$45,000,000

	A	B	C	D	E	F
2037	$15,000,000	$20,000,000	$26,000,000	$33,000,000	$38,000,000	$45,000,000
2038	$15,000,000	$20,000,000	$26,000,000	$33,000,000	$38,000,000	$45,000,000
2039	$17,000,000	$25,000,000	$32,000,000	$38,000,000	$46,000,000	$52,000,000
2040	$17,000,000	$25,000,000	$32,000,000	$38,000,000	$46,000,000	$52,000,000
2041	$17,000,000	$25,000,000	$32,000,000	$38,000,000	$46,000,000	$52,000,000
2042	$17,000,000	$25,000,000	$32,000,000	$38,000,000	$46,000,000	$52,000,000
2043	$17,000,000	$25,000,000	$32,000,000	$38,000,000	$46,000,000	$52,000,000
2044	20,000,000	$30,000,000	$36,200,000	$43,250,000	$52,500,000	$58,250,000
2045	20,000,000	$30,000,000	$36,200,000	$43,250,000	$52,500,000	$58,250,000
2046	20,000,000	$30,000,000	$36,200,000	$43,250,000	$52,500,000	$58,250,000
2047	20,366,030	$32,912,442	$36,858,854	$43,255,266	$53,051,678	$58,348,090

The Company will initially make PILOT Payments as shown in Column A. If Additional Bonds are issued as contemplated by Section 3.6(b) of the EDA and Section 2.01 of the Bond Resolution, then (i) Column B will be applicable if the aggregate principal amount of all Bonds issued is more than $5,000,000,000 but less than $7,000,000,000, (ii) Column C will be applicable if the aggregate principal amount of all Bonds issued is equal to or more than $7,000,000,000 but less than $9,000,000,000, (iii) column D will be applicable if the aggregate principal amount of all Bonds issued is equal to or more than $9,000,000,000 but less than $11,000,000,000, (iv) column E will be applicable if the aggregate principal amount of all Bonds issued is equal to or more than $11,000,000,000 but less than $13,000,000,000, and column F will be applicable if the aggregate principal amount of all Bonds issued is equal to or more than $13,000,000,000. In such event, the first year in which the Company will make PILOT Payments in accordance with Column B, Column C, Column D, Column E, or Column F, as applicable, will be the calendar year following the year in which the Additional Bonds making such column applicable are issued. PILOT Payments are due and payable without regard to the amount of capital investment in, employment at, or operational status, of the Project. PILOT Payments are not subject to adjustment by reason of Force Majeure. The Company will be responsible for making PILOT Payments pursuant to only one column at any particular time, and the PILOT Payments in multiple columns will not be aggregated. Beginning in 2048, if the Issuer continues to rent the Project to the Company hereunder, the Company will make PILOT Payments in an amount equal to 100% of the ad valorem taxes which would be owed by the Company in the event that it, rather than the Issuer, were the fee owner of the Project.

D-2